UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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REVLON, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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One New York Plaza
New York, NY 10004

April 27, 2018

Dear Stockholders:

I am pleased to cordially invite you to attend Revlon, Inc.’s 2018 Annual Stockholders’ Meeting. The 2018 Annual Meeting will be held at 10:00 a.m., Eastern Time, on Thursday, June 7, 2018, at Revlon’s Research Center at 2121 Route 27, Edison, NJ 08818.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Stockholders’ Meeting and Proxy Statement, which also includes important information that you will need in order to pre-register for admission to the meeting, if you plan to attend in person.

While stockholders may exercise their right to vote their shares in person at the 2018 Annual Meeting, we recognize that many stockholders may not be able to attend the meeting. Accordingly, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how stockholders can access the proxy materials over the Internet and vote electronically.

The Internet Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the 2018 Proxy Statement, the 2017 Annual Report and a form of proxy card. Our proxy materials are being furnished to Revlon, Inc. stockholders on or about April 27, 2018.

Whether or not you plan to attend the 2018 Annual Meeting, we encourage you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Internet Notice and our 2018 Proxy Statement. This will not restrict your right to attend the 2018 Annual Meeting and vote your shares in person.

Thank you.

Sincerely yours,

Executive Vice Chairman

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

You are invited to attend the 2018 Annual Stockholders’ Meeting of Revlon, Inc. (the “Company”) to be held at 10:00 a.m., Eastern Time, on Thursday, June 7, 2018, at Revlon’s Research Center at 2121 Route 27, Edison, NJ 08818.

Items of Business:

1.	Election of all 13 director nominees to the Company’s Board of Directors for the coming year;
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018; and
3.	Transaction of other business properly brought before the 2018 Annual Meeting or any adjournment.

Record Date:

Only stockholders of record of Revlon Common Stock at 5:00 p.m., Eastern Time, on April 11, 2018 are entitled to notice of, and to attend and vote at, the 2018 Annual Meeting and at any adjournments of such meeting.

YOUR VOTE IS IMPORTANT TO US.

PLEASE EXERCISE YOUR RIGHT TO VOTE

For at least 10 days prior to the 2018 Annual Meeting, a list of stockholders entitled to vote at the 2018 Annual Meeting will be available for inspection during normal business hours at the offices of the Company’s Secretary at One New York Plaza, 50th Floor, New York, NY 10004. Such list also will be available at the 2018 Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials:

Our Proxy Statement, the Notice of Annual Stockholders’ Meeting and our 2017 Annual Report are available at www.proxyvote.com (where stockholders may also vote their shares over the Internet) and at www.revloninc.com.

Please promptly submit your proxy by Internet, telephone or mail by following the instructions found on your Internet Notice or proxy card. Your proxy can be withdrawn by you at any time before it is voted at the 2018 Annual Meeting.

Please indicate if you plan to attend the 2018 Annual Meeting in person when you vote your proxy. To be admitted to the 2018 Annual Meeting, you will need to present a government-issued form of picture identification, such as a driver’s license or passport.

If your shares are held other than as a stockholder of record (such as beneficially through a brokerage, bank or other nominee account), to be admitted to the 2018 Annual Meeting you will also need to present original documents (not copies) to evidence your ownership of shares of Revlon Common Stock as of the April 11, 2018 record date, such as an original of a legal proxy from your bank or broker or your brokerage account statement demonstrating that you held such shares in your account on the April 11, 2018 record date.

For admission to the 2018 Annual Meeting, you may present an original voting instruction form issued by your bank or broker, demonstrating that you held shares of Revlon Common Stock in your account on the April 11, 2018 record date, if you did not already return such form to your bank or broker.

To expedite the admission registration process at the 2018 Annual Meeting, we encourage stockholders to pre-register by phone by calling Emma Sveen, Legal Assistant, at (212) 527-4986, Monday through Friday from 9:00 a.m. through 5:00 p.m., Eastern Time, up until 10:00 a.m., Eastern Time, on Thursday, June 6, 2018 (the day before the 2018 Annual Meeting). Stockholders pre-registering by phone will be admitted to the meeting by presenting a government-issued form of picture identification and, if your shares are held in a brokerage account or by another nominee, original evidence of your stock ownership as of the April 11, 2018 record date.

In order to ensure the safety and security of our 2018 Annual Meeting, packages and bags may be inspected and may have to be checked and, in some cases, may not be permitted. We thank you in advance for your cooperation with these security measures.

Thank you.

By Order of the Board of Directors

Senior Vice President, Deputy General Counsel and Secretary

April 27, 2018

TO ENABLE YOU TO VOTE YOUR SHARES IN ACCORDANCE WITH YOUR WISHES, PLEASE PROMPTLY SUBMIT YOUR VOTE BY INTERNET, TELEPHONE OR MAIL BY FOLLOWING THE INSTRUCTIONS FOUND ON YOUR INTERNET NOTICE, VOTING INSTRUCTION FORM OR PROXY CARD.

2018 AUDIT COMMITTEE PRE-APPROVAL POLICY	ANNEX A

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. For more information, you should carefully read and consider the entire Proxy Statement, as well as the Company’s 2017 Annual Report, before voting on the matters presented in this Proxy Statement.

2018 Annual Stockholders’ Meeting

Time & Date:	10:00 a.m., June 7, 2018
Place:	Revlon Research Center 2121 Route 27, Edison, NJ 08818
Record Date:	April 11, 2018
Voting:	Each share of Revlon Common Stock is entitled to one vote.
Admission:
Stockholders of record on the Record Date may attend the 2018 Annual Meeting upon presentation of appropriate admission materials; pre-registration is encouraged; see the “Questions and Answers About the Annual Meeting and Voting” section of this Proxy Statement for more information.

Meeting Agenda:	1.	Election of Directors.
	2.	Ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018.
	3.	Transact such other business that may properly be brought before the meeting.

Voting Matters

Item		Board Vote Recommendation

1.	Election of Directors	FOR each Director nominee
2.	Ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018	For

Board Nominees

The following table provides summary information about each Director nominee. Each Director is elected annually by a plurality of the votes cast by the Company’s stockholders.

Name	Revlon Director Since	Independent

Ronald O. Perelman (Chairman)	1992
E. Scott Beattie	2016
Alan Bernikow	2003	✔
Kristin Dolan	2017	✔
Robert Kretzman	2013	✔
Ceci Kurzman	2013	✔
Paul Meister	2016
Tamara Mellon	2008	✔
Debra Perelman	2015
Paul Savas	2016
Barry F. Schwartz	2007
Jonathan Schwartz	2017	✔
Cristiana Falcone Sorrell	2014	✔

S-i

PROXY STATEMENT
ANNUAL STOCKHOLDERS’ MEETING
TO BE HELD ON June 7, 2018

This Proxy Statement is furnished on or about April 27, 2018 by the Board of Directors (the “Board of Directors” or the “Board”) of Revlon, Inc. (the “Company” or “Revlon”) in connection with the solicitation of proxies to be voted at the Company’s 2018 Annual Stockholders’ Meeting (the “2018 Annual Meeting”).

Solicitation and Voting of Proxies; Revocation

All proxies properly submitted to the Company will be voted on all matters presented at the 2018 Annual Meeting in accordance with the instructions given by the person executing or electronically submitting the proxy. In the absence of instructions, such proxies will be voted:

(1)	FOR the election to the Board of Directors of each of the director nominees identified in this Proxy Statement; and
(2)	FOR the ratification of the Audit Committee’s selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2018.

The Company has no knowledge of any other matters to be brought before the meeting. The deadline for receipt by the Company of stockholder proposals for inclusion in the proxy materials for presentation at the 2018 Annual Meeting was December 22, 2017. The Company did not receive any stockholder proposals required to be included in these proxy materials.

Pursuant to the Company’s By-laws, in order for stockholders to properly bring any business before the 2018 Annual Meeting that is not otherwise set forth in this proxy statement, notice of such business must have been received by the Company between March 2, 2018 and April 1, 2018 and not subsequently withdrawn. Such notices must have included, among other things: (i) information regarding the proposed business to be brought before the meeting; (ii) the identity of the stockholder proposing the business; and (iii) the class of the Company’s shares which are owned beneficially or of record by such stockholder. The Company did not receive notification of any such matters. As a general matter, if any matters are properly presented before the 2018 Annual Meeting for action, in the absence of other instructions, it is intended that the persons named by the Company and acting as proxies will vote in accordance with their discretion on such matters.

The submission of a signed or validly submitted electronic proxy will not affect a stockholder’s right to change such vote, attend and/or vote in person at the 2018 Annual Meeting. Stockholders who execute a proxy or validly submit an electronic vote may revoke it at any time before it is voted at the 2018 Annual Meeting. Such revocations may be made by: (i) filing a written revocation or written notice of change, as the case may be, with the Company’s Secretary at One New York Plaza, 50th Floor, New York, NY 10004, Attention: Michael T. Sheehan, which must be received before the original proxy is voted at the 2018 Annual Meeting; (ii) executing and delivering a proxy bearing a later date to the Company’s Secretary, which must be received before the original proxy is voted at the 2018 Annual Meeting; or (iii) attending the 2018 Annual Meeting and voting in person.

To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using either of those procedures, or submit a properly completed original proxy reflecting your changed vote. In such case, the later submitted vote will be recorded and the earlier vote revoked.

Record Date

Only holders of record of shares of the Company’s Class A common stock, par value $0.01 per share (“Revlon Common Stock”), at 5:00 p.m., Eastern Time, on April 11, 2018 (the “Record Date”) will be entitled to notice of and to vote at the 2018 Annual Meeting or any adjournments. Stockholders will be entitled to vote the number of shares of Revlon Common Stock held by them on the Record Date.

On the Record Date, there were issued and outstanding 52,799,048 shares of Revlon Common Stock, each of which is entitled to one vote. Such shares represent all of the Company’s issued and outstanding shares of voting capital stock as of such date. As of the Record Date, Mr. Ronald O. Perelman, Chairman of the Company’s Board of Directors, indirectly through MacAndrews & Forbes Incorporated, of which Mr. Perelman is the sole stockholder (together with certain of its affiliates (other than the Company and its subsidiaries), “MacAndrews & Forbes”), beneficially owned 44,573,187 shares of Revlon Common Stock, representing approximately 84% of the voting power of such stock.

Quorum and Voting Rights

The presence in person or by duly submitted proxy of the holders of a majority of the total number of votes of Revlon Common Stock entitled to vote at the 2018 Annual Meeting is necessary to constitute a quorum to transact business at the meeting.

Abstentions will be included in the calculation of the number of shares present at the 2018 Annual Meeting for the purposes of determining a quorum.

Under applicable NYSE rules, “broker non-votes” will also be included in the calculation of the number of shares present at the 2018 Annual Meeting for the purposes of determining a quorum, as there is at least one “routine” matter for consideration at the 2018 Annual Meeting. “Broker non-votes” are shares held by a broker, trustee or nominee that are not voted because the broker, trustee or nominee does not have discretionary voting power on a particular proposal and did not receive voting instructions from the beneficial owner of the shares. Proposal No. 2 (Ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018) constitutes a “routine” matter under applicable NYSE rules. Accordingly, “broker non-votes” will be included in the calculation of the number of shares present at the 2018 Annual Meeting for the purposes of determining a quorum.

Brokers will not be allowed to vote shares as to which they have not received voting instructions from the beneficial owner with respect to Proposal No. 1 (Election of Directors), as it is considered a “non-routine” matter under applicable NYSE rules.

For shares as to which brokers have not received voting instructions from the beneficial owner, brokers will be able to vote on Proposal No. 2 (Ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018), as it is considered a “routine” matter under applicable NYSE rules for which brokers have discretionary voting power.

MacAndrews & Forbes has informed the Company that it will duly submit proxies:

(1)	FOR the election to the Board of Directors of each of the director nominees identified in this Proxy Statement; and
(2)	FOR the ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018.

Accordingly, upon MacAndrews & Forbes’ vote, there will be a quorum for the 2018 Annual Meeting. MacAndrews & Forbes’ vote will also be sufficient, without the concurring vote of any of the Company’s other stockholders, to approve and adopt Proposals Nos. 1 and 2.

If shares of Revlon Common Stock are held as of the Record Date for the account of participants under the Revlon Employees’ Savings, Investment and Profit Sharing Plan (the “401(k) Plan”), the 401(k) Plan trustee will vote those shares pursuant to the instructions given by the 401(k) Plan participants on their respective voting instruction forms. If the 401(k) Plan trustee does not otherwise receive voting instructions for shares held on account of a 401(k) Plan participant, the 401(k) Plan trustee, in accordance with the 401(k) Plan trust agreement, will vote any such unvoted shares in the same proportion as it votes those shares allocated to 401(k) Plan participants’ accounts for which voting instructions were received by the trustee. 401(k) Plan participants must cast their votes in accordance with the instructions provided in the proxy materials so that they are received by the 401(k) Plan trustee by 11:59 p.m. Eastern Time on May 18, 2018 to allow the 401(k) Plan trustee time to receive such voting instructions and vote on behalf of 401(k) Plan participants. Voting instructions received from 401(k) Plan participants after this deadline, under any method, will not be considered timely and will be voted by the 401(k) Plan trustee at the 2018 Annual Meeting in the manner described above.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The directors nominated for election by the Board of Directors will be elected at the 2018 Annual Meeting to serve until the Company’s next annual stockholders’ meeting.

Vote Required and Board of Directors’ Recommendation (Proposal No. 1)

The election to the Board of Directors of each of the director nominees identified in this Proxy Statement requires the affirmative vote of a plurality of the votes cast by the holders of Revlon Common Stock present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote. Your vote may be WITHHELD with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. With respect to Proposal No. 1, unless such proxies are revoked, all proxies properly submitted to the Company will be voted in accordance with the instructions given by the person submitting such proxy. In the absence of such instructions, such proxies will be voted FOR the election of each of the directors nominees in this Proxy Statement. Brokers do not have the ability to vote on Proposal No. 1 (Election of Directors) absent instructions from the beneficial owner of the shares, as this is a “non-routine” proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IDENTIFIED BELOW TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Below are the name, age (as of December 31, 2017) and biographical information and a summary of the respective nominees’ skills and qualifications to serve on the Company’s Board of Directors.

Ronald O. Perelman
Age: 74
Skills and Qualifications:
•  Extensive business and financial experience (including
   managing diverse businesses within the MacAndrews
   & Forbes group of companies)
•  Public company board experience
•  Knowledge of the Company and long-standing service
   as a Company Director
•  Position as the Company’s controlling stockholder
Committees: • None
Director Since: 1992
Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (1992 – present) • Revlon Consumer Products Corporation (1992 – present) • Scientific Games Corporation (2003 – present)
Mr. Perelman has been Chairman of the Board of Directors of the Company and of Revlon Consumer Products Corporation, the Company’s wholly-owned operating subsidiary (“Products Corporation”), since June 1998 and a Director of the Company and of Products Corporation since their respective formations in 1992. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes, a company that acquires and manages a diversified portfolio of private and public companies, and certain of its affiliates since 1980. Mr. Perelman has also served as Chairman of the Board of Directors of Scientific Games Corporation (“Scientific Games”) since November 2013, which is required to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

E. Scott Beattie
Age: 59
Skills and Qualifications:
•  Senior executive experience
•  Public company board experience
•  Familiarity with Elizabeth Arden and long-standing
   service as the former CEO of Elizabeth Arden
•  Knowledge of the Company and on-going service as a
   Company Director
Committees: • None
Director Since: 2016	Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (November 2016 – present) • Elizabeth Arden, Inc. (1995 – September 2016)
Mr. Beattie has been a Director of the Company since November 2016 and currently serves as a non-executive Vice Chairman of the Company’s Board of Directors and as a non-employee senior advisor to the Company’s Executive Vice Chairman. Previously, Mr. Beattie served as Chairman of Elizabeth Arden, Inc.’s (“Elizabeth Arden”) Board of Directors from April 2000 until its acquisition by the Company in September 2016 and as a member of its Board of Directors from January 1995 until September 2016. Until September 2016, he also served as Elizabeth Arden’s President and Chief Executive Officer since March 1998. Mr. Beattie previously served in other positions with Elizabeth Arden, including as its Chief Operating Officer and Vice Chairman of its Board of Directors.

Alan Bernikow
Age: 77
Skills and Qualifications:
•  Senior executive and business experience
•  Extensive accounting experience and financial
   expertise including 26 years of service at Deloitte &
   Touche, LLP and its predecessors
•  Public company board and audit committee
   experience
•  Knowledge of the Company and long-standing service
   as a Company Director

Committees: • Audit (Chairman) • Compensation (Chairman)
Director Since: 2003
Public Company Directorships Held During the Past 5 Years:
•  Revlon, Inc. (2003 – present)
•  Products Corporation (2003 – present)
•  Mack-Cali Realty Corporation (2004 –
   present)
•  UBS Funds (2005 – present)
•  FCB Financial Holdings, Inc. (2010 –
   present)
•  Destination XL Group, Inc. (2003 – March
   2017)

Mr. Bernikow has been a Director of the Company and of Products Corporation since September 2003 and serves as Chairman of the Company’s Audit Committee and as Chairman of the Company’s Compensation Committee. From 1998 until his retirement in May 2003, Mr. Bernikow served as the Deputy Chief Executive Officer of Deloitte & Touche LLP (“D&T”). Prior to that, Mr. Bernikow held various senior executive positions at D&T and its predecessor, Touche Ross, which he joined in 1977. Prior to that, Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm, J.K. Lasser & Company, which he joined in 1966. Mr. Bernikow also serves as Chairman of the Audit Committee, and as a member of the Nominating and Governance Committee, the Compensation Committee and the Asset/Liability Committee of FCB Financial Holdings, Inc. (which became a publicly-traded company in July 2014) (“FCB Financial”); and as Lead Independent Director and Chairman of the Audit Committee of Mack-Cali Realty Corporation (“Mack-Cali”); each of which is required to file reports pursuant to the Exchange Act. Mr. Bernikow is also a director or trustee and serves as Chairman of the audit committees of certain funds (the “UBS Funds”) for which UBS Global Asset Management (US) Inc., a wholly-owned subsidiary of UBS AG, or one of its affiliates serves as investment advisor, sub-advisor or manager. From 2003 until March 2017, Mr. Bernikow served as a member of the Board of Directors and as a member of the Nominating and Corporate Governance Committee of Destination XL Group, Inc.

Kristin Dolan
Age: 51	Skills and Qualifications: • Extensive business and senior executive experience • Public company board experience • Knowledge of the Company and on-going service as a Company Director	Committees: • None
Director Since: 2017
Public Company Directorships Held During the Past 5 Years:
•  Revlon, Inc. (2017 – present)
•  The Madison Square Garden Company
   (2010-present)
•  AMC Networks Inc. (2011 – present)
•  The Wendy’s Company (2017- present)
•  Cablevision Systems  Corporation (2010-
   2016)

Ms. Dolan has served as a Director of the Company since May 2017. She also has served since November 2016 as Founder and Chief Executive Officer of 605, LLC, as well as Founder and Managing Partner of Dolan Family Ventures. Prior to that, Ms. Dolan held several executive roles at Cablevision Systems Corporation, including as Chief Operating Officer from 2014 until 2016; President of Optimum Services from 2013 until 2014; Senior Executive Vice President of Product Management and Marketing from 2011 until 2013; and Senior Vice President from 2003 until 2011. Ms. Dolan has served as a member of the Board of Directors of The Madison Square Garden Company since 2010; AMC Networks Inc. since 2011; and The Wendy’s Company since 2017. From 2010 until 2016, Ms. Dolan served as a member of the Board of Directors of Cablevision Systems Corporation. Ms. Dolan previously served on the Foundation Board for SUNY Albany and the National Board for Women in Cable & Telecommunications.

Robert Kretzman
Age: 66
Skills and Qualifications:
•  Extensive experience as a senior executive of the
   Company in a variety of roles
•  Extensive legal and business experience
•  Knowledge of the Company and long-standing service
   first as an executive and then as a Company Director
Committees: • Compensation
Director Since: 2013	Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2013 – present) • Products Corporation (2017 – present)
Mr. Kretzman has been a Director of the Company since October 2013 and serves as a member of the Company’s Compensation Committee. Mr. Kretzman retired as the Company’s Executive Vice President in 2013 following a 25-year career with the Company. He served in a number of positions of increasing responsibility since joining the Company in 1992. Most recently, he served as the Company’s and Products Corporation’s Executive Vice President from October 2013 to December 2013 and as the Company’s and Products Corporation’s Executive Vice President & Chief Administrative Officer from November 2010 to September 2013. Formerly, he served as the Company’s and Products Corporation’s General Counsel and Chief Legal Officer from December 2003 to November 2010, and also as the Company’s and Products Corporation’s Executive Vice President, Human Resources from October 2006 to November 2010. Mr. Kretzman is currently a member of the Board of Directors for several non-profit organizations that provide charitable services to his local community.

Ceci Kurzman
Age: 47
Skills and Qualifications:
•  Senior executive experience in talent representation
   and talent-related brand-to-brand business
   development strategies
•  Marketing experience
•  Knowledge of the Company and long-standing service
   as a Company Director
Committees: • Audit • Compensation
Director Since: 2013	Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2013 – present)
Ms. Kurzman has been a Company Director since February 2013 and serves as a member of the Company’s Audit Committee and Compensation Committee. Ms. Kurzman serves as President of Nexus Management Group, Inc. (“Nexus”), a talent representation, consulting and private investing group focused on 360 degree marketing and asset-building strategies, which she founded in 2004. Prior to founding Nexus, Ms. Kurzman joined Epic/Sony Music in 1997 as Vice President of Worldwide Marketing and held positions of increasing responsibility there until 2004. From 1992 to 1997, Ms. Kurzman held positions of increasing responsibility at Arista Records, including serving as Director of Artist Development. Ms. Kurzman also serves as a member of the Board of Directors of Choate Rosemary Hall, The Desmond Tutu Peace Foundation, Medecins du Monde and the Barefoot Foundation.

Paul Meister
Age: 65	Skills and Qualifications: • Senior executive and business experience • Public company board experience • Knowledge of the Company and on-going service as a Company Director	Committees: • Compensation
Director Since: 2016
Public Company Directorships Held During the Past 5 Years:
•  Revlon, Inc. (2016 – present)
•  Products Corporation (2018 – present)
•  LKQ Corporation, Inc. (1999 – present)
•  Scientific Games (2012 – present)
•  Quanterix Corporation (2013 – present)
•  vTv Therapeutics Inc. (2015 – present)

Mr. Meister has been a Director of the Company since June 2016 and a Director of Products Corporation since January 2018. Mr. Meister has served as President of MacAndrews & Forbes since 2014; and the Company’s Executive Vice Chairman since January 2018. He is also Co-Founder of Liberty Lane Partners, LLC, a private investment company with investments in healthcare, technology, and distribution-related industries, and Perspecta Trust, a trust company that provides trust and investment services. From 2010 to 2014, Mr. Meister served as Chief Executive Officer of inVentiv Health (now known as Syneos Health, Inc.), a leading provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries, and as its Chairman from 2010 to 2014. From 2006 to 2007, he was Chairman of the board of directors of Thermo Fisher Scientific Inc., a provider of products and services to businesses and institutions in the field of science, which was formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International Inc. from 2001 to 2006, and served as its Chief Financial Officer from 1991 to 2001. Fisher Scientific International provided products and services to research, healthcare, industrial, educational and government markets. Mr. Meister is a member of the board of directors of Scientific Games Corporation, which provides customized, end-to-end solutions to the gaming industry, since 2012; LKQ Corporation, a global distributor of vehicle products, since 1999; Quanterix Corporation, a developer of ground-breaking tools in high definition diagnostics, since 2013; and vTv Therapeutics Inc., a clinical stage biopharmaceutical company focusing on treatments for Alzheimer’s and diabetes, since 2015. Mr. Meister is Co-Chair of the University of Michigan's Life Sciences Institute External Advisory Board and Chair of the Provost’s Advisory Committee.

Tamara Mellon
Age: 50
Skills and Qualifications:
•  Extensive experience in the fashion industry
•  Extensive experience in marketing of women’s retail
   products
•  Knowledge of the Company and long- standing service
   as a Company Director
Committees: • None
Director Since: 2008	Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2008 – present)
Ms. Mellon has been a Director of the Company since August 2008. Ms. Mellon is the Founder and Chief Creative Officer of Tamara Mellon Brand, LLC. In 1996, Ms. Mellon founded, and until November 2011 served in a senior executive capacity with, J. Choo Limited (“Jimmy Choo”), a leading manufacturer and international retailer of glamorous, ready-to-wear women’s shoes and accessories based in London, England, including most recently serving as its Chief Creative Officer. Prior to that, Ms. Mellon served as accessories editor for British Vogue magazine, since 1990, and previously held positions at Mirabella magazine and Phyllis Walters Public Relations. From 2008 until 2010, Ms. Mellon served on the Board of Directors and on the Creative Advisory Board of The H Company Holdings, LLC, a privately held holding company which owns and manages the Halston fashion design company. In December 2015, Tamara Mellon Brand, LLC filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the U.S. Bankruptcy Code, while the order closing the related cases was entered into in June 2016.

Debra Perelman
Age: 44	Skills and Qualifications: • Senior executive and business experience • Public company board experience • Knowledge of the Company, both as an executive and as a Company Director	Committees: • None
Director Since: 2015		Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2015 – present) • Scientific Games (2014 – 2015)
Ms. Perelman has served as the Company’s Chief Operating Officer since January 2018 and has been a Director of the Company since June 2015. Ms. Perelman served as a member of the Company’s Compensation Committee until January 2018. Ms. Perelman served as the Company’s EVP Strategy, Digital Content and New Business Development from December 2017 until January 2018 under a secondment arrangement with MacAndrews & Forbes. From 2014 until her appointment as the Company’s COO, Ms. Perelman also served as Executive Vice President, Strategy and New Business Development of MacAndrews & Forbes, a diversified holding company. Ms. Perelman joined MacAndrews & Forbes in 2004 as Vice President. Prior to joining MacAndrews & Forbes, Ms. Perelman held various positions at the Company in corporate finance and brand marketing. Ms. Perelman also serves as a founding member and Vice Chairman of the Child Mind Institute, an Advisory Board member for the Social Enterprise Program at Columbia Business School, and as a trustee of the NYU Langone Medical Center and as a trustee of the Children’s Museum of the Arts. From 2014 until 2015, Ms. Perelman served as a member of the Board of Directors of Scientific Games.

Paul Savas
Age: 54
Skills and Qualifications:
•  Senior executive and business experience
•  Extensive financial experience
•  Public company board experience
•  Knowledge of the Company and on-going service as a
   Company Director

Committees: • None
Director Since: 2016
Public Company Directorships Held During the Past 5 Years:
•  Revlon, Inc. (2016 – present)
•  SIGA Technologies, Inc. (2004 – present)
•  Harland Clarke Holdings Corp. (2006 –
   present)
•  vTv Therapeutics Inc. (2015 – present)

Mr. Savas has been a Director of the Company since June 2016 and has served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes since 2007. Mr. Savas has also served as Executive Vice President and Chief Financial Officer of M&F Worldwide Corp. since 2006. Mr. Savas previously served as Director of Corporate Finance, and in various positions of increasing responsibility, at MacAndrews & Forbes since 1994. Mr. Savas has served as a member of the Board of Directors of SIGA Technologies, Inc. since 2004; Harland Clarke Holdings Corp. (which ceased to be a publicly traded company in February 2014) since 2006; and vTv Therapeutics Inc. since 2015.

Barry F. Schwartz
Age: 68
Skills and Qualifications:
•  Senior executive and business experience
•  Extensive legal experience
•  Public company board experience
•  Knowledge of the Company and long-standing service
   as a Company Director

Committees: • None
Director Since: 2007
Public Company Directorships Held During the Past 5 Years:
•  Revlon, Inc. (2007 – present)
•  Products Corporation (2004 – present)
•  Scientific Games (2003 – present)
•  Gaming and Leisure Properties,  Inc.
   (2017 – present)
•  Harland Clarke Holdings Corp. (2005 –
   2014)

Mr. Schwartz has been a Director of the Company since November 2007 and a Director of Products Corporation since March 2004. Mr. Schwartz has served as Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates since December 2015. Mr. Schwartz was Executive Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2015. Prior to that, Mr. Schwartz was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz is Vice Chairman and a member of the Board of Trustees of The City University of New York. He is Trustee Emeritus and former Chairman of the Board of Trustees at Kenyon College and formerly a member of Georgetown University Law Center Board of Visitors. Mr. Schwartz is a member of the Board of Directors of the New York City Center, NYU Langone Medical Center, Jazz at Lincoln Center and The Ronald O. Perelman Center for Performing Arts at the World Trade Center. Mr. Schwartz has served as a member of the Board of Directors of Scientific Games since 2003; and Gaming and Leisure Properties, Inc. since 2017. From 2005 to 2014, Mr. Schwartz served as a member of the Board of Directors of Harland Clarke Holdings Corp.

Jonathan Schwartz
Age: 56	Skills and Qualifications: • Senior executive and business experience • Extensive legal and government experience • Knowledge of the Company and on-going service as a Company Director	Committees: • Audit
Director Since: 2017		Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2017 – present)
Mr. Schwartz has been a Company Director since May 2017. He has served as the Chief Legal and Corporate Affairs Officer of Univision Communications Inc. (“UCI”) since May 2016. Prior to that, Mr. Schwartz served as Executive Vice President, General Counsel & Head of Government Relations and Secretary for UCI from December 2012 until May 2016. Prior to joining UCI, Mr. Schwartz served as Managing Director and General Counsel for JPMorgan’s Investment Banking division from 2010 until 2012. Previously, Mr. Schwartz was Executive Vice President and General Counsel at Cablevision Systems Corporation from 2003 until 2009. Mr. Schwartz served as Senior Vice President and Deputy General Counsel of AOL Time Warner Inc. from 2002 until 2003, and as General Counsel of Napster, Inc. from 2001 until 2002. From 1995 to 2001, Mr. Schwartz served in various roles in the Office of the Deputy Attorney General at the U.S. Department of Justice in Washington D.C., including as Principal Associate Deputy Attorney General. Prior to that, Mr. Schwartz served as a federal prosecutor in the U.S. Attorney’s Office for the Southern District of New York and as a law clerk to Judge Harry T. Edwards on the U.S. Court of Appeals for the D.C. Circuit and to Associate Justice Thurgood Marshall on the U.S. Supreme Court. Mr. Schwartz is a member of several non-profit boards, including the Stanford Law School Board of Visitors and the University of Pennsylvania Basketball Board.

Cristiana Falcone Sorrell
Age: 44	Skills and Qualifications: • Senior executive and marketing experience • Public company board experience • Knowledge of the Company and on-going service as a Company Director	Committees: • None
Director Since: 2014		Public Company Directorships Held During the Past 5 Years: • Revlon, Inc. (2014 – present) • Viacom, Inc. (2013 – present)
Ms. Falcone Sorrell has served as a Director of the Company since March 2014. She currently serves as Senior Adviser to the Chairman at the World Economic Forum, a position she has held since 2009 and as CEO of the JMCMRJ Sorrell Foundation. Ms. Falcone Sorrell has served as a member of the Board of Directors of Viacom, Inc. since 2013. Ms. Falcone Sorrell formerly served as Principal Consultant for the Office of Outreach and Partnership for the Inter-American Development Bank from 2010 to 2014. Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labor Organization from 2002 to 2004 and Shell London Ltd. from 2001 to 2002. Ms. Falcone serves on the Board of Directors of Internews, the board of advisors for the Friedman School of Nutrition Science and Policy at Tufts University and as a member of the Board of Trustees at the Paley Center for Media.

CORPORATE GOVERNANCE

Board of Directors and its Committees

Board Size and Committees

The Board currently consists of 13 directors. Following the 2018 Annual Meeting, and assuming all director nominees named in Proposal No. 1 (Election of Directors) are elected, the Board will continue to consist of 13 directors. The Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee.

“Controlled Company” Exemption

The Company is a “controlled company” (i.e., one in which more than 50% of the voting power for the election of directors is held by an individual, a group or another company) within the meaning of NYSE rules. Accordingly, the Company is not required to have a majority of independent directors, a nominating and corporate governance committee or a compensation committee (each of which committees, under the NYSE’s rules, would otherwise be required to be comprised entirely of independent directors). The Company currently avails itself of the NYSE’s “controlled-company” exemption from the requirement to have a fully independent compensation committee and the requirement to have a nominating and corporate governance committee, and has from time to time not maintained a majority of independent directors.

The Board has determined that the following director nominees qualify as independent directors under Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Manual”) and under the Revlon, Inc. Board Guidelines for Assessing Director Independence (the “Independence Guidelines”): Alan Bernikow, Kristin Dolan, Robert Kretzman, Ceci Kurzman, Tamara Mellon, Jonathan Schwartz and Cristiana Falcone Sorrell. The Independence Guidelines are available at www.revloninc.com under the heading “Investor Relations - Corporate Governance.”

Even though as a “controlled company,” the Company is not required to have a Compensation Committee comprised entirely of independent directors, the Board does maintain the Compensation Committee, which is currently comprised of Messrs. Bernikow (Chairman), Kretzman, Meister and Ms. Kurzman. The Board has determined that Messrs. Bernikow and Kretzman and Ms. Kurzman qualify as independent directors, as noted above. The Board has also determined that Messrs. Bernikow and Kretzman and Ms. Kurzman qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act, and that Mr. Bernikow and Ms. Kurzman qualify as “outside directors” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Number of Board and Committee Meetings

During 2017, the Board of Directors held 7 meetings and acted 4 times by unanimous written consent; the Audit Committee held 6 meetings and acted 1 time by unanimous written consent; and the Compensation Committee held 8 meetings and acted 1 time by unanimous written consent. Each of Mses. Mellon and Dolan attended fewer than 75% of the Board meetings during 2017.

Director Attendance at Annual Stockholders’ Meeting

While the Board has not adopted a formal policy regarding directors’ attendance at the Company’s annual stockholders’ meeting, directors are invited to attend the meeting. One director attended the Company’s 2017 Annual Stockholders’ Meeting.

Board Leadership Structure

The Company believes that its board leadership structure is appropriate given the Company’s status as a “controlled company.” Following the 2018 Annual Meeting, the Board will continue to maintain its Audit Committee and Compensation Committee, each operating under their respective written charters, to assist the Board in its oversight functions. The Audit Committee will continue to be comprised entirely of independent directors as required under SEC rules and NYSE listing standards.

The Company has historically maintained separate positions of Chairman and Chief Executive Officer. The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer provides leadership in respect of the day-to-day management and operation of the Company’s business. The Company has not established a “lead director” role. Mr. Perelman has held the position of Chairman of the Company’s Board since June 1998; and Mr. Garcia held the positions of President and Chief Executive Officer of the Company from April 2016 until January 28,

2018. With Mr. Garcia’s departure, the Board of Directors elected Paul M. Meister as the Company’s Executive Vice Chairman, effective January 28, 2018. In this position, Mr. Meister is acting as the Company’s principal executive officer until such time as a full-time President and Chief Executive Officer is appointed.

The Board and each of its committees conduct annual self-assessments to review and monitor their respective continued effectiveness. The Board has determined that in light of its status as a “controlled company,” the size, composition and structure (including committee structure) are appropriate for the Board to continue to function effectively and efficiently. The Company believes that its separation of the Chairman and Chief Executive Officer positions and its overall board leadership structure are appropriate.

Director Nominating Processes; Diversity

The Board selects director nominees for each annual stockholders’ meeting and director nominees to fill vacancies on the Board that may occur between annual stockholders’ meetings.

In evaluating director nominees, the Board is guided by, among other things, the principles for Board membership expressed in the Company’s Corporate Governance Guidelines, which are available at www.revloninc.com under the heading “Investor Relations - Corporate Governance.” The Board also considers the quality of the candidate’s experience, the Company’s needs and the range of talent and experience represented on the Board.

In its assessment, the Board considers the nominee’s reputation, judgment, accomplishments in present and prior positions, independence, knowledge and experience that may be relevant to the Company, and other factors including, education, diversity, race, gender and other individual qualities and attributes that are expected to contribute to the Board having an appropriate mix of viewpoints. The Board identifies potential nominees from various sources, such as referrals from officers, directors, stockholders and executive search firms.

Stockholder Process for Submitting Director Nominees

The Board will consider director candidates recommended by stockholders. The process followed to evaluate candidates submitted by stockholders is the same as the process followed for evaluating other director nominees. The Board may also take into consideration the number of shares held by the recommending stockholder, the length of time that such shares have been held and the number of candidates submitted by each stockholder or group of stockholders over the course of time. Stockholders desiring to submit director candidates must submit their recommendation in writing (certified mail - return receipt requested) to the Company’s Secretary, at Revlon, Inc., One New York Plaza, 50th Floor, New York, NY 10004, attention: Michael T. Sheehan.

Recommendations for director candidates are accepted throughout the year by the Board. In order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual stockholders’ meeting, the recommendation must be received by the Company not less than 120 days prior to the anniversary date of the date of the Company’s most recent annual proxy statement. For director recommendations to be considered in connection with the Company’s 2018 Annual Meeting, this submission date was December 22, 2017. No such recommendations were received from stockholders in connection with the 2018 Annual Meeting. To have a candidate considered for nomination (subject to requests for further information as may be determined by the Board), a stockholder must initially provide the following information:

•	the stockholder’s name and address, evidence of such stockholder’s ownership of Revlon Common Stock, including the number of shares owned and the length of time of continuous ownership, and a statement as to the number and names of director candidates such stockholder has previously submitted to the Company during the period that such stockholder has owned such shares;
•	the name of the candidate;
•	the candidate’s resume or a listing of his or her qualifications to be a director of the Company;
•	any other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board; and
•	the candidate’s signed, written consent to be named as a director, if selected and nominated by the Board.

Stockholder-Director Communications

Any stockholder or other interested party desiring to communicate with the Board or individual directors should communicate by: (i) emailing Michael T. Sheehan, Senior Vice President, Deputy General Counsel and Secretary, at michael.sheehan@revlon.com; or (ii) sending mail to Revlon, Inc., One New York Plaza, 50th Floor, New York, NY 10004, attention: Michael T. Sheehan. Communications that consist of stockholder proposals must instead follow the procedures set forth under “Submission of Stockholder Proposals” in this Proxy Statement, below, and, in the case of recommendations of director candidates, “Stockholder Process for Submitting Director Nominees,” in this Proxy Statement, above.

Non-Management Executive Sessions

The Company’s Corporate Governance Guidelines provide that the Board will regularly meet in executive session without any member of the Company’s management being present and that the Company’s independent directors will also meet in at least one non-management executive session per year attended only by independent directors. A non-management director will preside over each non-management executive session of the Board, and an independent director will preside over each independent director executive session of the Board, although the same director is not required to preside at all such non-management or independent director executive sessions. The presiding director at such non-management and independent director executive sessions of the Board is determined in accordance with the applicable provisions of the Company’s By-laws, such that the Chairman of the Board of Directors or, in his absence (as is the case with independent executive sessions), a director chosen by a majority of the directors present will preside at such meetings. During 2017, the Board of Directors met in at least one executive session attended by only independent directors (all of whom constituted non-management directors).

Audit Committee

Composition of the Audit Committee

The Audit Committee is comprised of Alan Bernikow (Chairman), Jonathan Schwartz and Ceci Kurzman, each of whom the Board of Directors has determined satisfies the NYSE’s and the SEC’s audit committee independence and financial experience requirements. Mr. Bernikow (Chairman) and Ms. Kurzman served as members of the Audit Committee during all of 2017. Mr. Jonathan Schwartz was appointed to the Audit Committee in May 2017. Following the 2018 Annual Meeting, the Board will re-appoint the members of its Audit Committee.

The Company has determined that Mr. Bernikow qualifies as an “audit committee financial expert” under applicable SEC rules and the NYSE listing standards. In accordance with applicable NYSE listing standards, the Company’s Board of Directors has considered Mr. Bernikow’s simultaneous service on the audit committees of more than three public companies, namely the audit committees of the Company, Mack-Cali, FCB Financial and the UBS Funds, and has determined that such service does not impair his ability to effectively serve on the Company’s Audit Committee, because, among other things, Mr. Bernikow is retired and, accordingly, has a flexible schedule and the time to commit to service as an Audit Committee and Board member, including on a full-time basis, if necessary; he has significant professional accounting experience and expertise, which renders him highly qualified to effectively and efficiently serve on multiple audit committees; the audit committees of the UBS Funds effectively function as a single, consolidated audit committee; and Mr. Bernikow has served as a member of the Company’s Audit Committee since 2003 and his service on other audit committees has not impaired his ability to effectively serve on the Company’s Audit Committee during this period.

Audit Committee Charter

The Audit Committee operates under a comprehensive written charter, which is available at www.revloninc.com under the heading “Investor Relations - Corporate Governance.”

Audit Committee Responsibilities

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to, among other things:

•	the integrity of the Company’s financial statements and disclosures;
•	the Company’s compliance with legal and regulatory requirements;
•	the appointment, compensation, retention and oversight of the Company’s independent auditors;

•	enterprise risk assessment and the Company’s risk management guidelines, processes and policies, including reviewing cybersecurity risk mitigation policies and initiatives;
•	the performance of the Company’s internal audit functions; and
•	the Revlon, Inc. Related Party Transaction Policy.

The Audit Committee is also responsible for preparing the annual Audit Committee Report, which is required under SEC rules to be included in this Proxy Statement (see “Audit Committee Report,” below). The Audit Committee has an Audit Committee Pre-Approval Policy for pre-approving all permissible audit and non-audit services performed by the Company’s independent auditor. See “Annex A – REVLON, INC. 2018 AUDIT COMMITTEE PRE-APPROVAL POLICY.”

Audit Committee Complaint Procedures

The Audit Committee has established procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. These complaint procedures are described in the Audit Committee’s charter.

Audit Committee Report

Management represented to the Audit Committee that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed such audited consolidated financial statements with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

The Audit Committee discussed with KPMG those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), including information concerning the scope and results of the audit and information relating to KPMG’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles. These communications and discussions are intended to assist the Audit Committee in overseeing the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from KPMG, as required by applicable requirements of the PCAOB, regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence, and the Audit Committee has discussed with KPMG that firm’s independence.

The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG for audit and permissible non-audit services (see “Audit Fees” in this Proxy Statement, below). The Audit Committee has satisfied itself that KPMG’s provision of audit and non-audit services to the Company is compatible with KPMG’s independence.

Based on the Audit Committee’s review of and discussions regarding the Company’s audited consolidated financial statements and the Company’s internal control over financial reporting with management, the Company’s internal auditors and KPMG and the other reviews and discussions with KPMG referred to in the preceding paragraph, subject to the limitations on the Audit Committee’s roles and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted,

Audit Committee
   Alan Bernikow, Chairman
   Jonathan Schwartz
   Ceci Kurzman

Compensation Committee

Composition of the Compensation Committee

The Compensation Committee is currently comprised of Messrs. Bernikow (Chairman), Kretzman and Meister and Ms. Kurzman. Each of Messrs. Bernikow and Kretzman and Ms. Kurzman served as a member of the Compensation Committee during all of 2017. Upon assuming her position as the Company’s Chief Operating Officer, Ms. Perelman, who served as a member of the Compensation Committee during all of 2017, stepped down from the Compensation Committee, effective as of January 28, 2018, which vacancy was filled by the appointment of Mr. Meister on the same date. With only 3 of the 4 current members of the Compensation Committee qualifying as independent directors, the Company takes advantage of the controlled company exemption under NYSE listing standards that permit the Company to maintain a Compensation Committee that is not comprised entirely of independent directors.

Compensation Committee Charter

The Compensation Committee operates under a comprehensive written charter available at www.revloninc.com under the heading “Investor Relations - Corporate Governance.”

Compensation Committee Responsibilities

The Compensation Committee is responsible for:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO (or principal executive officer, as the case may be) and other Named Executive Officers (“NEOs”), evaluating the CEO’s and the other NEOs’ performance in light of those goals and objectives, and determining, either as a committee or together with the Board of Directors, the CEO’s and other NEOs’ compensation level based on such evaluations;
•	reviewing and approving compensation and incentive arrangements for certain key employees of the Company;
•	reviewing and approving awards pursuant to the Fourth Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”) and the Revlon Amended and Restated Executive Incentive Compensation Plan (the “Incentive Compensation Plan”) and overseeing the administration of such plans;
•	planning for the succession of the Company’s CEO and key senior officers;
•	considering the existence of any potential conflicts of interest with its independent outside compensation consultant;
•	determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K or in the annual proxy statement; and
•	producing the annual Compensation Committee Report and approving its inclusion in the Company’s Form 10-K or in the annual proxy statement.

Compensation Committee’s Delegation of Authority

Pursuant to the terms of the Incentive Compensation Plan, the Compensation Committee may delegate to an administrator (who must be an employee or officer of the Company) the power and authority to administer the Incentive Compensation Plan for the Company’s employees, other than its CEO and certain other officers who constitute “covered employees” as defined in Treasury Regulation §1.162-27(c)(2) (as in effect on the date the Incentive Compensation Plan was adopted). Section 157(c) of the Delaware General Corporation Law provides that the Company’s Board of Directors (or the Compensation Committee acting on behalf of the Board) may delegate authority to any officer of the Company to designate grantees of equity awards under the Stock Plan other than himself or herself and to determine the number of such equity awards to be issued. The Compensation Committee did not delegate any such authority for 2017.

Role of Officers and Consultants in the Compensation Committee’s Deliberations

For a discussion of the role of the Company’s executive officers and compensation consultants in recommending the amount or form of executive and director compensation, and the consideration of any possible conflicts of interest with the Compensation Committee’s independent outside compensation consultant, see “Compensation Discussion and Analysis - Role of the Compensation Committee.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee does not have any interlocks or insider participation requiring disclosure under Item 407(e)(4) of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) set forth below in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement, as well as in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, by incorporation by reference to this Proxy Statement.

Respectfully submitted,

Compensation Committee
   Alan Bernikow, Chairman
   Robert Kretzman
   Ceci Kurzman
   Paul Meister

DIRECTOR COMPENSATION

The following Director Compensation table shows all compensation the Company’s Directors earned in respect of 2017 for their service on the Board:

Name (a)	Fees Earned or Paid in Cash (b)	All Other Compensation (c)	Total
Ronald O. Perelman	—	—	—
E. Scott Beattie	—	$503,402	$503,402
Alan Bernikow	$232,510	$25,000	$257,510
Viet Dinh	$57,070	$10,440	$67,510
Kristin Dolan	$71,480	—	$71,480
Meyer Feldberg	$62,700	—	$62,700
Fabian Garcia	—	—	—
Robert Kretzman	$141,170	$12,500	$153,670
Ceci Kurzman	$200,500	—	$200,500
Paul Meister	—	—	—
Tamara Mellon	$121,000	—	$121,000
Debra Perelman	—	—	—
Paul Savas	—	—	—
Barry F. Schwartz	$125,500	$25,000	$150,500
Jonathan Schwartz	$84,800	—	$84,800
Cristiana Falcone Sorrell	$128,500	—	$128,500
(a)	Messrs. Perelman, Garcia, Meister and Savas and Ms. Perelman did not receive any compensation for their service as Directors during 2017. For Mr. Garcia, see the “Summary Compensation Table” regarding compensation earned by Mr. Garcia in his role as the Company’s former President & Chief Executive Officer in respect of 2017.

Messrs. Dinh and Feldberg did not stand for re-election at the Company’s 2017 Annual Meeting, and thus ceased to serve on the Company’s Board of Directors as of May 31, 2017.

(b)	During 2017, the Company’s Board compensation structure was comprised of the following components: (i) an annual Board retainer of $115,000; (ii) Board and Committee meeting fees of $1,500 per meeting; (iii) an additional annual retainer of $10,000 for each Committee chairman; and (iv) an additional annual Audit Committee membership retainer of $10,000.
(c)	For Mr. Beattie, the amount shown under the “All Other Compensation” column reflects fees received by Mr. Beattie in respect of 2017 for advisory services to the Company’s former CEO, Mr. Garcia, pursuant to the terms of the Consulting Agreement, dated November 3, 2016, between the Company and Mr. Beattie. For further information on Mr. Beattie’s Consulting Agreement, see the Company’s 2017 Proxy Statement under “Director Compensation.”

For Messrs. Bernikow, Dinh, Kretzman and Barry Schwartz, the amounts shown under the “All Other Compensation” column reflect fees received in respect of 2017 as members of Products Corporation’s Board of Directors. Mr. Dinh did not stand for re-election as a director of Products Corporation following the Company’s May 31, 2017 Annual Meeting. Products Corporation’s non-employee directors (i.e., those Directors who were not receiving compensation as officers or employees of the Company or any of its affiliates) are paid a retainer fee of $25,000 per annum and are entitled to a $1,500 per meeting fee.

Mr. Perelman, as well as former Director, Mr. Garcia, also served as Directors of Products Corporation during 2017, but received no fees for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 9, 2018 (except as otherwise noted), the number of shares of each class of the Company’s voting capital stock beneficially owned, and the percent so owned (based on 52,646,564 shares outstanding as of March 9, 2018), by: (i) each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (ii) each Director of the Company who served on the Company’s Board during 2017 and each director nominee; (iii) the Company’s Chief Executive Officer during 2017 and each of the other 2017 NEOs; and (iv) as a group, all current Directors who served on Company’s Board during 2017 who remained in such role as of March 9, 2018, and the 2017 NEOs who remained in such role as of March 9, 2018. The number of shares owned are those beneficially owned, as determined under the SEC’s applicable rules, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial or economic ownership includes any shares of voting capital stock as to which a person has sole or shared voting power or investment power and any shares of voting capital stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Revlon Common Stock)		Percentage of Class (Revlon Common Stock)
Ronald O. Perelman c/o MacAndrews & Forbes Incorporated, 35 E. 62nd St., New York, NY 10065	44,573,187	(1)	84.7%
E. Scott Beattie c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	31,152		*
Alan Bernikow c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	13,250		*
Viet Dinh c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	2,925	(2)	*
Kristin Dolan c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	—		*
Meyer Feldberg c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	13,250	(2)	*
Juan Figuereo c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	11,104	(3)	*
Fabian Garcia c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	132,170	(4)	*
Robert Kretzman c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	39,592		*
Ceci Kurzman c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	—		*
Paul Meister c/o MacAndrews & Forbes Incorporated, 35 E. 62nd St., New York, NY 10065	—		*
Tamara Mellon c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	10,750		*
Debra Perelman c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	—		*
Chris Peterson c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	38,461	(5)	*
Gianni Pieraccioni c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	36,866	(6)	*
Paul Savas c/o MacAndrews & Forbes Incorporated, 35 E. 62nd St., New York, NY 10065	27,900		*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Revlon Common Stock)		Percentage of Class (Revlon Common Stock)
Barry F. Schwartz c/o MacAndrews & Forbes Incorporated, 35 E. 62nd St., New York, NY 10065	—		*
Jonathan Schwartz c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	—		*
Cristiana Falcone Sorrell c/o Revlon, One New York Plaza, 50th Floor, New York, NY 10004	—		*
Mittleman Brothers, LLC 105 Maxess Road, Suite 207, Melville, New York 11747	3,006,968	(7)	5.7%
All Current Directors and Executive Officers, as a Group (14 Persons)	44,734,292		85%
*	Less than one percent.
(1)	Mr. Perelman, through MacAndrews & Forbes, beneficially owned 44,573,187 shares of Revlon Common Stock, representing approximately 85% of the Company’s issued and outstanding voting capital stock as of March 9, 2018. MacAndrews & Forbes has advised the Company that it has pledged shares of Revlon Common Stock to secure certain obligations of MacAndrews & Forbes. Additional shares of Revlon and shares of common stock of intermediate holding companies between Revlon and MacAndrews & Forbes may from time-to-time be pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Revlon Common Stock, Products Corporation’s common stock or stock of intermediate holding companies between Revlon and MacAndrews & Forbes. A foreclosure upon any such shares of common stock or dispositions of shares of Revlon Common Stock, Products Corporation’s common stock or stock of intermediate holding companies between Revlon and MacAndrews & Forbes that are beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a “change of control” under Products Corporation’s term loan agreement and multi-currency revolving credit agreement and the indentures governing Products Corporation’s 5.75% Senior Notes due 2021 and its 6.25% Senior Notes due 2024. A change of control constitutes an event of default under Products Corporation’s credit agreements, which would permit Products Corporation’s lenders to accelerate amounts outstanding under such facilities. In addition, holders of the 5.75% Senior Notes and the 6.25% Senior Notes may be entitled to require Products Corporation to repurchase their respective notes under those circumstances.
(2)	As Messrs. Dinh and Feldberg ceased to serve as directors on May 31, 2017, their reported shares are as of such date and based on publicly available data it is unknown as to whether they continued to hold such shares as of March 9, 2018.
(3)	As Mr. Figuereo ceased employment with the Company on June 6, 2017, his reported shares are as of such date and based on publicly available data it is unknown as to whether he continued to hold such shares as of March 9, 2018.
(4)	Per Mr. Garcia’s employment agreement and separation agreement, his remaining 216,392 restricted shares of Revlon Common Stock (which were otherwise scheduled to vest in 4 equal installments) fully vested in March 2018 in connection with his departure from the Company in February 2018. After withholding 108,122 shares to cover tax withholding obligations due upon his vesting event, a total of 108,270 shares were issued to Mr. Garcia on March 9, 2018.
(5)	Represents restricted shares vested on April 17, 2018 for Mr. Peterson, without taking into account the number of shares that were withheld on the vesting date to satisfy tax withholding obligations.
(6)	As Mr. Pieraccioni ceased employment with the Company on October 17, 2017, his reported shares are as of such date and based on publicly available data it is unknown as to whether he continued to hold such shares as of March 9, 2018.
(7)	Based solely on a Schedule 13D/A filed with the SEC by Mittleman Brothers, LLC on October 19, 2017, which reports shared voting and dispositive power with respect to such shares. Per such Schedule 13D/A, such amount includes 1,000 shares beneficially owned by Mittleman Brothers, LLC in accounts managed by Mittleman Investment Management, LLC, but excludes 2,000 shares owned by David J. Mittleman, in respect of which Mittleman Brothers, LLC disclaims beneficial ownership. The 13D/A was jointly filed by Mittleman Brothers, LLC, Master Control LLC, Mittleman Investment Management, LLC, Christopher P. Mittleman, David J. Mittleman and Philip C. Mittleman.

EXECUTIVE OFFICERS

The following are the Company’s executive officers as of the date of this Proxy Statement:

Name	Current Position
Paul Meister	Executive Vice Chairman

Debra Perelman	Chief Operating Officer

Christopher “Chris” Peterson	Chief Operating Officer, Operations

Victoria Dolan	Chief Financial Officer

The following sets forth the age (as of December 31, 2017) and biographical information for the Company’s current executive officers, whose biographical information is not included above with the Company’s Directors:

Mr. Peterson (51) has served as the Company’s Chief Operating Officer, Operations since March 2018. Prior to that, Mr. Peterson served as the Company’s Chief Operating Officer, Operations & Chief Financial Officer from June 2017 until March 2018, and as Chief Operating Officer, Operations from April 2017 until June 2017. Prior to joining the Company, Mr. Peterson served in a number of senior executive positions at Ralph Lauren Corporation (“Ralph Lauren”), including most recently as its President, Global Brands, a position he held since 2015. In this role, Mr. Peterson was responsible for overseeing Ralph Lauren’s Global Brands Presidents, as well as its Chief Financial Officer, Information Technology, Investor Relations & Real Estate. From 2014 to 2015, Mr. Peterson was Executive Vice President, Chief Administrative Officer & Chief Financial Officer at Ralph Lauren. Mr. Peterson joined Ralph Lauren in 2012 as Senior Vice President and Chief Financial Officer. Prior to joining Ralph Lauren, Mr. Peterson was Vice President and Chief Financial Officer, Global Household Care at The Procter & Gamble Company. Mr. Peterson currently serves on the Board of Directors and Audit Committee of the non-profit organization, Inner City Scholarship Fund. Mr. Peterson graduated from Cornell University in 1988 with a B.S. in Operations Research and Industrial Engineering.

Victoria Dolan (58) has served as the Company’s Chief Financial Officer since March 2018. Prior to joining the Company, Ms. Dolan most recently served as Chief Transformation Officer for The Colgate-Palmolive Company since October 2017. Prior to that role, Ms. Dolan served as Colgate-Palmolive’s Chief Transformation Officer and Corporate Controller from July 2016 to October 2017; Vice President, Corporate Controller and Principal Accounting Officer from February 2011 to July 2016; and Vice President, Finance and Strategic Planning, European and South Pacific Division, from November 2008 to January 2011. Prior to joining Colgate-Palmolive, Ms. Dolan held finance positions at Marriott International, Inc. from 2000 to 2008; The Coca-Cola Company from 1991 to 2000; and Arco Chemical Company from 1985 to 1991. Ms. Dolan received her B.A. in economics and M.B.A. in accounting and finance from the UCLA Anderson School of Management. Ms. Dolan is a member of the Board of Trustees of The Chicago School of Professional Psychology (TCSPP) and of its Finance and Audit Committees.

RISK MANAGEMENT

Relationship of Compensation Practices to Risk Management

The Company has reviewed and considered all of its compensation plans and practices and does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Risk Oversight

The Company’s senior management is responsible for identifying and managing potential risk to the Company’s business and the Board’s Audit Committee is responsible for reviewing and discussing that process with management. In accordance with applicable NYSE rules, the Audit Committee maintains an Audit Committee charter that addresses the duties and responsibilities of the Audit Committee, including the requirement that such committee discuss the Company’s guidelines, policies and processes with respect to enterprise risk assessment and risk management. As part of the Company’s enterprise risk management process, senior management identifies internal and external risk factors and takes appropriate action to monitor and mitigate those risks. Specifically, the Company’s Internal Audit and Compliance Departments lead the Company’s comprehensive enterprise risk assessment process, with input and collaboration from senior leaders across the Company, to identify and characterize potential risks based on the possible impact to the Company’s business, as well as the likelihood of occurrence. The Company management continues to identify and implement appropriate mechanisms that are designed to mitigate existing and emerging risks identified through this process. The Company’s Internal Audit Department considers the outcomes of the enterprise risk assessment in the formulation of its annual internal audit plan, which it reviews with the Audit Committee. The Audit Committee periodically reviews and discusses the Company’s enterprise risk assessment and risk management guidelines, policies and processes with the Company’s Internal Audit and Compliance Departments. The Audit Committee’s oversight includes reviewing cybersecurity risk mitigation policies and initiatives. Further, the Board reviews the Company’s business plan and receives regular business and financial updates, including progress against the Company’s business plan, at Board meetings, enabling the Board to understand and remain updated regarding the business risks faced by the Company and the Company’s management of those risks.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) discusses the Company’s compensation of its Named Executive Officers (“NEOs”) for 2017 (the “2017 NEOs”) and how the Company’s compensation programs and practices align with the Company’s pay-for-performance philosophy and business results. The Company’s 2017 NEOs were:

Name	Position during 2017
Fabian Garcia	Former President & Chief Executive Officer (Mr. Garcia resigned from his position effective January 28, 2018, but remained employed by the Company through February 28, 2018)

Christopher “Chris” Peterson	Chief Operating Officer, Operations & Chief Financial Officer (Mr. Peterson ceased to serve as Chief Financial Officer in March 2018 following Ms. Dolan’s appointment to such role)

Juan Figuereo	Former Chief Financial Officer (Mr. Figuereo ceased employment with the Company on June 6, 2017)

Giovanni “Gianni” Pieraccioni	Former Chief Operating Officer, Markets (Mr. Pieraccioni ceased employment with the Company on October 17, 2017)

Transition of Key Leadership Roles in 2017 and 2018

During 2017 and 2018, the Company underwent changes in some of its most senior leadership positions. Specifically:

❖	On January 28, 2018, the Company entered into a separation agreement with Mr. Garcia (“Mr. Garcia’s Separation Agreement”) pursuant to which Mr. Garcia resigned from his position as President and Chief Executive Office and as a member of the Board of Directors of the Company and of Products Corporation effective January 28, 2018. Mr. Garcia remained an employee of the Company in an advisory role through February 28, 2018. See the description of Mr. Garcia’s termination payments under the section titled “Employment Agreements and Payments Upon Termination and Change of Control.”
❖	With Mr. Garcia’s departure, the Board of Directors elected Paul M. Meister as the Company’s Executive Vice Chairman, effective January 28, 2018. In this position, Mr. Meister is acting as the Company’s principal executive officer until such time as a new full-time President and Chief Executive Officer is appointed.
❖	Effective January 28, 2018, the Board of Directors elected Debra Perelman as the Company’s Chief Operating Officer. In this position, Ms. Perelman oversees certain aspects of the Company’s marketing, sales and research & development functions.
❖	On October 23, 2017, the Company entered into a separation agreement with Mr. Pieraccioni in connection with his termination of employment (which termination became effective as of October 17, 2017) (“Mr. Pieraccioni’s Separation Agreement”). See the description of Mr. Pieraccioni’s termination payments under the section titled “Employment Agreements and Payments Upon Termination and Change of Control.”
❖	In April 2017, Mr. Peterson joined the Company as its Chief Operating Officer, Operations, with responsibility to oversee the Company’s Global Supply Chain, Finance and IT functions. On April 17, 2017, the Company entered into an employment agreement with Mr. Peterson (“Mr. Peterson’s Employment Agreement”), a summary of which is provided under the section titled “Employment Agreements and Payments Upon Termination and Change of Control.“ Following Juan Figuereo’s departure as the Company’s Chief Financial Officer in June 2017, Mr. Peterson assumed direct responsibility for the Chief Financial Officer role, assuming the title of Chief Operating Officer, Operations & Chief Financial Officer until March 12, 2018, when the Board elected Victoria Dolan as the Company’s Chief Financial Officer. Mr. Peterson will continue serving as the Company’s Chief Operating Officer, Operations with oversight of the Company’s finance, supply chain and IT functions.
❖	On June 6, 2017, the Company entered into a separation agreement with Mr. Figuereo in connection with his termination of employment (“Mr. Figuereo’s Separation Agreement”). See the description of Mr. Figuereo’s termination payments under the section titled “Employment Agreements and Payments Upon Termination and Change of Control.”

Compensation Philosophy

The Company’s compensation philosophy focuses on the following principal objectives:

❖	Pay for performance based on achievement of corporate and individual objectives
❖	Pay competitively to attract, retain and motivate exceptional performance
❖	Align the level of position with the degree of risk in compensation
❖	Align management compensation with the achievement of business objectives and the creation of stockholder value

2017 “Say-on-Pay” Vote Results

Approximately 93.8% of stockholders approved the Company’s most recent “say-on-pay” proposal at the Company’s 2017 annual stockholders’ meeting. At the Company’s 2017 annual stockholders’ meeting, approximately 85.86% of stockholders approved holding the “say-on-pay” advisory, non-binding vote once every 3 years. Therefore, the next “say-on-pay” proposal will be held at the Company’s 2020 annual stockholders’ meeting. While these “say-on-pay” votes are held on an advisory, non-binding basis (in accordance with SEC regulations), the Compensation Committee believes that the 93.8% approval of the prior “say-on-pay” proposals represent an endorsement that the Company’s compensation programs, processes and practices are appropriate for the Company. For 2017, the Company has not made any significant changes to our NEO compensation programs in response to such votes.

Key Metrics under Incentive Compensation Plan – Annual Bonus Program & LTIP

Consistent with prior years, we identified the following performance metrics as appropriate for measuring our short-term and long-term performance programs in respect of 2017:

Incentive Compensation Metric	2017 Corporate Performance Targets for 2017 NEOs	Program Use
Adjusted EBITDA	$472.6 million	• Weighted 50% under 2017 Annual Bonus Program for NEOs • Weighted 100% under 2017 COO LTIP and 2016 CEO LTIP • Weighted 50% under historical LTIPs granted to Messrs. Pieraccioni & Figuereo
Net Sales	$3,090.6 million	• Weighted 25% under 2017 Annual Bonus Program for NEOs • Weighted 25% under historical LTIPs granted to Messrs. Pieraccioni & Figuereo
Free Cash Flow	$100 million	• Weighted 25% under historical LTIPs granted to Messrs. Pieraccioni & Figuereo
Net Working Capital Ratio	19.5%	• Weighted 25% under 2017 Annual Bonus Program for NEOs
❖	Adjusted EBITDA is a non-GAAP financial measure, defined by the Company for purposes of incentive compensation for 2017 as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, and excluding the impact of non-cash stock compensation expense and certain other non-operating items that are not directly attributable to the Company’s underlying operating performance. The Company believes this formulation facilitates an understanding of the Company’s underlying operating performance.
❖	Net Sales is a GAAP metric for measuring the growth and success of our brands.
❖	Net Working Capital Ratio (or “NWCR”) expresses net working capital as a percentage of sales and speaks to the Company’s ability to operate efficiently. NWCR is the result of dividing net working capital (defined as net accounts receivable, plus net inventory, plus prepaid expenses, less trade accounts payable, less accrued advertising and promotional liabilities and less accrued marketing costs) by the net revenues of the prior rolling 12-month period, calculated each month, beginning with the net working capital as of January 31, 2017 divided by the net revenues for the period from February 1, 2016 through January 31, 2017, and then taking the average of each of those 12 monthly calculations made during 2017.
❖	Free Cash Flow (or “FCF”) is a non-GAAP financial measure, defined by the Company for purposes of incentive compensation for 2017 as Adjusted EBITDA (as defined above), plus/minus the change in net working capital (as defined above), less capital expenditures for property, plant and equipment, purchases of permanent displays, payment of interest, payment of taxes and pension contributions.

The Company’s management uses these metrics as an integral part of its reporting and planning processes to:

❖	monitor and evaluate the performance of the Company’s business operations, financial performance and overall liquidity;
❖	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;
❖	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
❖	review and assess the operating performance of the Company’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses;
❖	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
❖	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

I. 2017 Compensation Program Details

To achieve the objectives of the Company’s compensation philosophy, the Company provides the following principal elements of compensation:

	Form of Compensation Delivered	Why We Choose to Pay It
Annual Base Salary	Cash-Based Salary
Compensates executives for their day-to-day responsibilities and is determined based on the individual’s level of responsibilities, experience, qualifications and contributions to the Company, among other things.

Short- Term Incentives	Annual Bonus Program
The Compensation Committee believes that paying cash awards based on a one-year performance period incentivizes participants to meet short-term goals that are directly tied to the Company’s immediate business needs and objectives.

Long-Term Incentives	LTIP awards
LTIP awards are intended to align senior executive compensation with multi-year business performance. By conditioning payments on the Company’s achievement of pre-established corporate performance targets over multi-year performance periods, the LTIP awards are designed to: (i) motivate key employees to focus on the Company’s long-term business goals, including execution of the Company’s business strategy; (ii) provide retention incentives; and (iii) distinguish the Company’s long-term incentive compensation from its annual bonus incentives.

Restricted Stock
The Compensation Committee believes that restricted stock awards that vest based on the passage of time align the executive’s interests with those of our stockholders, since the amount of compensation realized by the executive is directly tied to the value of Revlon Common Stock measured as of the vesting date. Time-based vesting is also intended to serve as a retention tool.

1. Annual Base Salary

Base salaries provide an element of fixed compensation, and the Compensation Committee considers adjustments annually, taking into account internal equity, individual performance and competitive positioning:

❖	Mr. Garcia’s base salary was established in April 2016 at $1,500,000 pursuant to his employment agreement, and remained the same throughout his tenure.
❖	Mr. Peterson’s base salary was established in April 2017 at $1,125,000 pursuant to his employment agreement, and has not been adjusted since then.

❖	Mr. Figuereo’s base salary was established in April 2016 at $600,000 pursuant to his employment agreement, and remained the same throughout his tenure.
❖	Mr. Pieraccioni’s base salary was increased in August 2017 to $1,125,000 to motivate him to drive the business as COO, Markets, and remained the same for the balance of his tenure.

2. 2017 Annual Bonus Program

A. Structure of 2017 Annual Bonus Program

During 2017, each of the 2017 NEOs participated in the 2017 Annual Bonus Program under the Incentive Compensation Plan, subject to the terms of their respective employment agreements and/or separation agreements. The key components of the 2017 Annual Bonus Program established for the 2017 NEOs are below:

Executive	Target Opportunity	2017 Annual Bonus Corporate Targets (%’s represent weighting for each component used in calculating the total award amount)	Yielded Payout	Funding Level for 2017 Annual Bonus

Fabian Garcia	$2,250,000	• $472.6 million Adjusted EBITDA (weighted at 50%) • $3,090.6 million net sales (weighted at 25%) • 19.5% NWCR (weighted at 25%)	• Adjusted EBITDA result: 0% of target payout • Net sales result: 0% of target payout • NWCR result: 70% of target payout	Weighted Average: 17.5% of target payout

Christopher Peterson	$1,125,000, subject to a guaranteed minimum of $753,750 (i.e., 67% of his annual base salary)

Juan Figuereo	$450,000

Gianni Pieraccioni	$1,000,000

❖	The payout opportunity under the 2017 Annual Bonus Program could range from 0% to 150% of target bonus awards (and in the case of Messrs. Garcia and Peterson, up to a maximum of 200% of their base salary) based on the extent to which the Company achieved the 2017 annual bonus corporate targets (shown above), subject to +/- 20% adjustment depending on the extent to which the individual executive achieved his individual strategic objectives.

B. Payouts under 2017 Annual Bonus Program

❖	In 2017, the Company achieved a NWCR of 20%, which was 102.4% of its 2017 NWCR corporate target, which yielded a payout at 70% of target. However, the Company did not achieve the minimum levels of Adjusted EBITDA and net sales of 90% and 96%, respectively, of the applicable targets for the 2017 performance year, which yielded a payout at 0% of target for each of Adjusted EBITDA and net sales performance.
❖	Applying the respective weightings to these targets, the Company achieved: (i) Adjusted EBITDA at 0% (representing the 50% weighting multiplied by the 0% payout level); plus (ii) net sales at 0% (representing the 25% weighting multiplied by the 0% payout level); plus (iii) a NWCR of 17.5% (representing the 25% weighting multiplied by the 70% payout level), resulting in a total funding level of 17.5% for the 2017 Annual Bonus Program.
❖	Following the end of 2017, the Compensation Committee reviewed the Company’s performance under the annual bonus corporate targets established for the 2017 Annual Bonus Program and, based on actual performance results, certified an overall funding level of 17.5% of target.
❖	For 2017, management assessed that Mr. Peterson achieved a performance rating of “4” - Consistently Exceeded Target Performance for 2017 (on a scale of “1” to “4”). Mr. Peterson’s key achievements for 2017 included:
○	Transformation Strategy Development Process: Led the planning and implementation of the Company’s transformation strategy development process, which defines the key strategic priorities for the Company over the next few years, including the digital transformation strategy to enhance digital marketing capabilities.

○	Elizabeth Arden Integration: Helped lead the planning and implementation of the integration initiatives in connection with the Company’s September 7, 2016 acquisition of the Elizabeth Arden organization, which delivered approximately $69 million of cost reductions in 2017.
○	Shared Services for the Finance Function: Led successful implementation of shared services for the Company’s finance function in North America and EMEA (Europe, the Middle East and Africa), which leads to reduced SG&A and departmental expenses.
❖	The Compensation Committee approved paying the following bonus awards under the 2017 Annual Bonus Program:
○	Mr. Garcia was awarded an annual bonus for 2017 of $393,750, representing 100% of his target annual bonus of $2,250,000, multiplied by the 17.5% funding level for the 2017 Annual Bonus Program, consistent with the terms of Mr. Garcia’s Employment Agreement and separation agreement.
○	While Mr. Peterson was eligible to receive a guaranteed minimum annual bonus of $753,750 (i.e., 67% of his annual base salary) in respect of 2017 pursuant to the terms of his employment agreement, based on, among other things, retention concerns and taking into account the Company’s management recommendation, the Compensation Committee awarded Mr. Peterson an annual bonus for 2017 of $1,125,000, representing 100% of his target annual bonus, taking into account his individual performance review rating, including his 2017 key achievements described above.
○	Mr. Figuereo was awarded an annual bonus for 2017 of $32,813, representing 100% of his target annual bonus of $450,000, multiplied by the 17.5% funding level for the 2017 Annual Bonus Program and prorated for his June 2017 cessation of employment, consistent with the terms of his employment agreement and separation agreement.
○	Mr. Pieraccioni was awarded an annual bonus for 2017 of $141,918, representing 100% his target annual bonus of $1,000,000, multiplied by the 17.5% funding level for the 2017 Annual Bonus Program and prorated for his October 2017 cessation of employment, consistent with the terms of his employment agreement and separation agreement.

3. LTIPs

The Company has historically employed a variety of cash-based long-term incentive awards, as described below.

❖	Mr. Peterson currently participates in the 2017 COO LTIP, as provided in his employment agreement. The Company’s performance target under the 2017 COO LTIP is the degree of the Company’s achievement of the applicable Adjusted EBITDA targets over 2¾ separately measured performance years (i.e., 2017 (pro-rated based on his hire date), 2018 and 2019). After each of the 2017 COO LTIP’s performance years, the Compensation Committee certifies the extent to which the applicable Adjusted EBITDA targets of the 2017 COO LTIP have been achieved, which are used to determine the annual funding level and payout amount attributable to and accrued for that performance year. Payments earned under 2017 COO LTIP are eligible to be paid out in March 2020 based on the sum of the separately-measured annual payout accruals. Target level achievement (i.e., 100%) of the 2017 COO LTIP Adjusted EBITDA targets established for 2017 would have resulted in Mr. Peterson being eligible to accrue an annual amount of $937,500; 110% achievement would have resulted in a $1,406,250 annual accrual; 114% achievement would have resulted in a $2,500,000 annual accrual; and 124%-127% achievement would have resulted in a maximum $3,125,000 annual accrual, in each case with intermediate payouts linearly interpolated. All accrual levels for the 2017 performance period were subject to proration in order to reflect Mr. Peterson’s hire date. However, based on the Company’s level of Adjusted EBITDA achievement for 2017, no amounts were accrued under the 2017 COO LTIP for the 2017 performance year.
❖	Prior to his termination of employment, Mr. Garcia participated in the 2016 CEO LTIP, as provided under his employment agreement. In connection with Mr. Garcia’s termination of employment, Mr. Garcia received a payment of $2,812,500, representing the amount that was accrued under the 2016 CEO LTIP in respect of the 2016 performance year, and his participation in all outstanding LTIPs ceased.
❖	In connection with Mr. Figuereo’s termination of employment, he forfeited any right to payment under the 2016 LTIP and the second and remaining tranche of the 2016 Transitional LTIP.

❖	In connection with Mr. Pieraccioni’s termination of employment, his 2015 LTIP award was paid in March 2018 based on the actual funding level determined with respect to 2015 LTIP, which is based upon the average degree of the Company’s achievement of its Adjusted EBITDA, net sales and FCF corporate performance targets (weighted at 50%, 25% and 25%, respectively) as separately measured for each of 2015, 2016 and 2017 performance years, but he forfeited any right to payment under his 2016 LTIP.
❖	The following table shows the LTIP awards that were granted to the 2017 NEOs either during 2017 or which include a 2017 performance period (other than the 2016 LTIP and the second and remaining tranche of the 2016 Transitional LTIP, since performance was not tested for Messrs. Figuereo and Pieraccioni due to their termination of employment):
LTIP Award	Executive	Award Opportunity for 2017 (USD in millions)			Performance Periods	LTIP 2017 Corporate Targets	2017 Yielded Payout	Earned Payout Rate	Aggregate Accrued Award
		Min	Target	Max

2017 COO LTIP	Mr. Peterson	$0	$0.9375	$3.125	Amounts reflect annual accrual payment over each of 2 3∕4 separately-measured performance years of 2017 (pro-rated from April 2017), 2018 and 2019; payable in March 2020
2017 Adjusted EBITDA (100% weight):
• $472.6 million of
   Adjusted EBITDA
   (100% achievement)
• $519.9 million of
   Adjusted EBITDA
   (110% achievement)
• $538.8 million of
   Adjusted EBITDA:
   114% payout
• $590.8 million of
   Adjusted EBITDA
   (124-127%
   achievement)
							2017 Yielded Payout: 0% of target payout	• 2017: 0% of target payout • 2018: TBD • 2019: TBD	$0 in respect of 2017 performance year
2016 CEO LTIP	Mr. Garcia	$0	$3	$10	Amounts reflect annual accrual payment over each of 3 3∕4 separately-measured performance years of 2016 (pro-rated from April 2016), 2017, 2018 and 2019; payable in March 2020			• 2016: 125%[1] of target payout • 2017: 0% of target payout	$2,812,500 in respect of 2016 performance year was paid to Mr. Garcia following his termination of employment
2015 LTIP	Mr. Pieraccioni	$0	$0.5	$0.75	Based upon the Company’s average degree of achievement of targets in 2015, 2016 and 2017; paid in March 2018	• 2017 Adjusted EBITDA of $472.6 million (weighted at 50%) • 2017 net sales of $3,090.6 million (weighted at 25%) • 2017 FCF of $100 million (weighted at 25%)	2017 Weighted Average: 0% of target payout	• 2015: 150%[2] • 2016: 112.3%[3] • 2017: 0% Blended funding level: 87.4% of target	$437,167 was paid to Mr. Pieraccioni following his termination of employment

As indicated above, the Company did not achieve the minimum corporate performance targets for the 2017 performance year under the Company’s outstanding LTIPs for the 2017 NEOs (i.e., the 2015 LTIP, the 2016 CEO LTIP and the 2017 COO LTIP), resulting in 0% of LTIP target compensation earned for the 2017 performance year.

4. Equity Awards

The Company has historically granted time-based restricted stock awards of its Class A Common Stock to its NEOs (the “Restricted Stock Grants”) that are designed to provide the NEOs with a strong retention incentive and a significant stake in the Company’s long-term success, while aligning the interests of management with stockholder interests. In recent years, the Compensation Committee has granted these restricted stock awards in connection with an executive’s hire as opposed to granting equity awards to executive officers on an annual basis.

[1]	As set forth in the Company’s 2017 proxy statement, in February 2017, the Compensation Committee certified for the purposes of the first period (i.e., April 1, 2016 through December 31, 2016) of the 3 3∕4 separately-measured performance years of the 2016 CEO LTIP, the Company’s achievement of 105% of its 2016 Adjusted EBITDA performance target, resulting in a funding level of 125%.
[2]	As set forth in the Company’s 2016 proxy statement, in February 2016, the Compensation Committee certified for the purposes of the first 2015 performance year of the 2015 LTIP the Company’s achievement of: (1) 110.9% of its 2015 Adjusted EBITDA performance target; (2) 102.2% of its 2015 net sales performance target; and (3) 112.2% of its 2015 FCF performance target, resulting in a funding level of 150%.
[3]	As set forth in the Company’s 2017 proxy statement, in February 2017, the Compensation Committee certified for the purposes of the second 2016 performance year of the 2015 LTIP the Company’s achievement of: (1) 105% of its 2016 Adjusted EBITDA performance target; (2) 99.5% of its 2016 net sales performance target; and (3) 102.3% of its 2016 FCF performance target, resulting in a funding level of 112.3%.

Grantees are generally required to remain employed by the Company on each applicable vesting date, subject to certain earlier vesting as set forth in their employment agreements. Unless the Compensation Committee determines otherwise, they are required to retain such shares, even after vesting, so long as they remain employed by the Company.

Under the Stock Plan and the Incentive Compensation Plan, participants are required to comply with certain confidentiality, non-competition and non-solicitation obligations required by the Company’s confidentiality and non-competition agreement.

Below is a description of the recent equity grant and related vesting information that impacted the 2017 NEOs’ compensation during 2017:

❖	For Mr. Garcia, 20% of the 270,489 restricted shares of Revlon Common Stock granted to him in April 2016 under his employment agreement (having an aggregate grant date fair value of $10 million) vested on April 15, 2017, resulting in a realized value of approximately $1,403,817 for 2017 based on the NYSE closing price per share on such date. Per Mr. Garcia’s employment agreement and separation agreement, his remaining 216,392 restricted shares of Revlon Common Stock (which were otherwise scheduled to vest in 4 equal installments) fully vested in March 2018 in connection with his departure from the Company in February 2018. After withholding 108,122 shares to cover tax withholding obligations due upon his vesting event, a total of 108,270 shares were issued to Mr. Garcia on March 9, 2018.
❖	For Mr. Peterson, 20% of the 192,307 restricted shares of Revlon Common Stock granted to him in April 2017 under his employment agreement (having a grant date fair value of $5 million) vested on April 17, 2018, resulting in a realized value of approximately $757,690 for 2017 based on the NYSE closing price per share on February 28, 2018.
❖	For Mr. Figuereo, 20% of the 102,880 restricted shares of Revlon Common Stock granted to him in April 2016 under his employment agreement vested on April 12, 2017, resulting in a realized value of approximately $541,149 for 2017 based on the NYSE closing price per share on such date. Per Mr. Figuereo’s Separation Agreement, his remaining 82,304 restricted shares of Revlon Common Stock were cancelled and forfeited in connection with his departure from the Company in June 2017.
❖	For Mr. Pieraccioni, 33,513 of the restricted shares of Revlon Common Stock granted to him during 2014-2016 vested on March 15, 2017, resulting in a realized value of approximately $976,904 for 2017 based on the NYSE closing price per share on such date. Per Mr. Pieraccioni’s Separation Agreement, his remaining 67,030 unvested restricted shares of Revlon Common Stock were cancelled and forfeited in connection with his departure from the Company in October 2017.

II. How We Determine Executive Compensation

1.   Role of the Compensation Committee

As part of its process for determining the amount and form of an executive officer compensation, the Compensation Committee relies on proposals and information provided by management, as well as market data, analysis and guidance provided by its independent consultant, Compensation Advisory Partners LLC (“CAP”). These inputs better enable the Compensation Committee to make informed compensation decisions. The major responsibilities of the Compensation Committee include reviewing and approving:

❖	Compensation for the NEOs;
❖	The structure of the annual bonus programs and LTIPs under the Incentive Compensation Plan;
❖	Performance-based objectives for the NEOs and other participants in annual bonus programs and LTIPs;
❖	Certifying management’s assessment of the achievement of performance targets; and
❖	Grants of equity-based awards under the Stock Plan.

As part of its regular process, the Compensation Committee confers with management and with CAP, and confers separately with CAP, without management present.

The Compensation Committee, based upon management’s recommendation and with input from CAP:

❖	Reviews and approves corporate and individual performance objectives relevant to the compensation of the Company’s CEO (or principal executive officer, as the case may be) and the other NEOs;

❖	Evaluates the CEO’s and the other NEOs’ performance against those performance objectives; and
❖	Reviews and approves the CEO’s and the other NEOs’ total compensation based on that evaluation process.

As there has never been a restatement of the Company’s financial results, the Company has not implemented any formal policy in respect of adjustment or recovery of amounts paid under its compensation plans.

2.   Role of Independent Compensation Consultant

During 2017, CAP provided input and advice on, among other things:

❖	The proxy peer group and approach used to benchmark total target compensation for the NEOs;
❖	The structure and components of the Company’s incentive compensation programs; and
❖	Review and approval of a new employment agreement in connection with the hiring of Mr. Peterson.

While the Compensation Committee reviews CAP’s engagement annually, the Compensation Committee last approved CAP’s engagement in October 2009. CAP reports directly to the Compensation Committee. During 2017, CAP’s services were limited to compensation advice to the Compensation Committee (or to the Company’s Human Resources Department in respect of compensation matters). CAP did not perform any other services for the Company.

In annually reviewing conflicts of interest, the Compensation Committee has determined that CAP and CAP’s compensation advisor have not had any conflicts of interest, considering, among other things: (i) CAP’s provision of other services to the Company; (ii) the amount of fees received by CAP from the Company, as a percentage of CAP’s total revenue; (iii) CAP’s policies and procedures designed to prevent conflicts of interest; (iv) any business or personal relationship: (1) between CAP’s compensation advisor and any member of the Company’s Compensation Committee; and (2) between CAP or CAP’s compensation advisor and any of the Company’s executive officers; and (v) any Company stock owned by CAP’s compensation advisor. The Compensation Committee’s Chairman also reviews and approves all invoices from CAP prior to payment.

3.   Role of Executive Officers in Determining Compensation

For each fiscal year, the CEO (or principal executive officer, as the case may be) works with the NEOs and other senior executives to develop function-specific annual performance objectives. The CEO recommends those objectives to the Compensation Committee for its consideration and approval. After the fiscal year is over, the CEO reviews the NEOs’ and other senior executives’ self-assessments against their respective performance objectives, assesses the Company’s actual financial results for the year and prepares his own self-assessment. The CEO recommends the annual performance ratings for himself and the other NEOs to the Compensation Committee for certification and consideration in determining the actual payout of annual incentive compensation.

4.   Compensation Peer Group

As part of its annual compensation benchmarking review, the Compensation Committee reviews proxy data from a peer group of companies to assess the reasonableness of NEO compensation. The proxy peer group for 2017 consisted of the following selected U.S. public companies that manufacture and market personal care and household products with revenues and market capitalization that were generally comparable in size with the Company, as identified by CAP (the “2017 Proxy Peer Group”):

Avon Products	Hain Celestial	Nu Skin
Church & Dwight	Helen of Troy	Post Holdings
Clorox	International Flavors & Fragrances	Sensient Technologies
Coty	Mead Johnson Nutrition	Tupperware Brands
Edgewell Personal Care

When making peer group comparisons, the Compensation Committee focuses annually on developing a total compensation opportunity that is intended to be competitive with the 2017 Proxy Peer Group, using the 50th and 75th percentiles of the 2017 Proxy Peer Group as reference points. However, this is a general reference, not a policy position. When faced with the need to recruit top caliber talent from outside the organization, or to retain key executives, the Compensation Committee may decide to award compensation that exceeds the 75th percentile to support the Company’s business priorities.

5. NEO Target Total Compensation Levels

For purposes of peer group comparison, target total compensation refers to the sum of an executive’s base salary rate, annual cash bonus (assuming a 100% target payout), LTIP awards (assuming a 100% target payout) and the annualized value of restricted stock scheduled to vest in a given year, measured based on the grant date value.

❖	Mr. Peterson’s 2017 total compensations exceeded the 75th percentile of the 2017 Proxy Peer Group (his compensation was negotiated at the time he joined the Company in April 2017).
❖	Mr. Garcia’s 2017 target total compensation was at the 75th percentile of the 2017 Proxy Peer Group.
❖	Mr. Figuereo’s 2017 target total compensation was at the 50th percentile of the 2017 Proxy Peer Group.
❖	Mr. Pieraccioni’s 2017 total compensation exceeded the 75th percentile of the 2017 Proxy Peer Group.

III. Other Compensation and Benefit Programs

The Company also maintains standard benefits that are consistent with those offered by other major companies. These plans, which include 401(k), profit sharing, medical, dental, vision and life insurance coverage, are available to all full-time U.S.-based, non-union employees.

The Company also maintains a limited number of benefit programs that are available to the NEOs and other senior executives. These benefits and perquisites include an automobile allowance or use of a Company automobile, supplemental medical coverage and an allowance for financial counseling and tax preparation. These types of benefits are similar to those commonly made available to senior executives at other major companies and assist the Company in retaining and attracting key talent.

IV. Tax Deductibility of Executive Compensation under Section 162(m)

Section 162(m) generally prevents public companies from claiming a tax deduction on compensation paid in excess of $1 million to a company’s “covered employees” (which generally included such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer (before giving effect to the Tax Cuts and Jobs Act that went into effect on December 22, 2017 (the “Tax Act”))). An exception to this deduction limitation was available for compensation that qualified as “performance-based compensation”, so long as such compensation met certain requirements set forth in Section 162(m) and the applicable regulations. Thus, salary, perquisites, sign-on bonuses, discretionary bonuses and restricted stock that vest solely over time are not eligible to qualify as performance-based compensation under Section 162(m) and are generally subject to Section 162(m) limitations on deductibility. Our LTIP programs and annual bonus programs were designed with the intent that compensation paid such programs qualify as performance-based compensation, although the Compensation Committee always retained the flexibility to pay incentive compensation or other compensation that was not intended to qualify as performance-based compensation to the extent that the Compensation Committee determined that it was in the Company’s best interests to do so.

As a result of the Tax Act, the exception for performance-based compensation will not be available effective for taxable years beginning after December 31, 2017, unless such compensation qualifies for transition relief under the Tax Act. As a result, compensation paid in excess of $1 million to individuals who, following December 31, 2017, are subject to Section 162(m), is not expected to be deductible. Although the Tax Act does provide for transition relief that may be available with respect to certain contracts in place as of November 2, 2017, given the uncertainty that currently exists as to the application and interpretation of Section 162(m) and the applicable regulations, the Company is not able to ascertain whether, or guarantee that, amounts intended to qualify as performance-based compensation will in fact qualify as such, and certain amounts that were expected to be tax deductible to the Company may in fact not be. Although the Compensation Committee will continue to analyze the impact that Section 162(m) and the potential lack of deduction associated with amounts paid in excess of the deduction limitation may have on the Company, the Compensation Committee continues to retain the flexibility to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and related tax consequences. Such factors may include, among other things, the Company’s current business strategies and goals, current market conditions, retention elements and alignment with stockholder interests. The Compensation Committee considered the changes to Section 162(m) in connection with making certain recent compensation decisions and determined that such decisions were still appropriate after taking into account the other factors listed above.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the 2017 NEOs for services during the last three years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards $(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)

Fabian Garcia Former President & Chief Executive Officer	2017	1,500,000	—	—	393,750	—	146,466	2,040,216
	2016	1,044,231	3,500,000	10,000,000	3,900,000	—	72,235	18,516,466

Christopher Peterson Chief Operating Officer, Operations	2017	800,481	1,178,125	4,999,982	196,875	—	59,157	7,234,620

Juan Figuereo Former Chief Financial Officer	2017	265,385	—	—	32,813	—	692,342	990,540
	2016	424,615	—	3,750,000	637,167	—	177,139	4,988,921

Gianni Pieraccioni Former Chief Operating Officer, Markets	2017	833,654	—	—	579,085	—	1,763,515	3,176,254
	2016	924,615	—	999,996	1,827,500	—	353,853	4,105,964
	2015	602,308	100,000	999,991	1,300,667	—	273,910	3,276,876
(a)	The amounts set forth under the “Bonus” column reflect bonuses paid to the NEOs outside of the Company’s annual bonus programs, such as discretionary bonuses, sign-on bonuses and guaranteed minimum bonuses provided for in an executive’s employment agreement.

For Mr. Peterson, the amount shown in this column for 2017 reflects the sum of: (i) the $753,750 guaranteed minimum portion of his 2017 annual bonus; (ii) $371,250, representing the discretionary portion of Mr. Peterson’s 2017 annual bonus; and (iii) $250,000, representing the one-time lump-sum signing bonus that was paid to Mr. Peterson in one installment in April 2017 pursuant to Mr. Peterson’s Employment Agreement. If Mr. Peterson were to resign without “good reason” or be terminated by the Company for “cause” (as such terms are defined in Mr. Peterson’s Employment Agreement) prior to the second anniversary of his April 17, 2017 hire date, he would be required to repay 50% of the after-tax signing bonus amount.

(b)	Amounts shown in this column reflect the aggregate grant date fair value of restricted stock awards determined in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 15, “Stock Compensation Plan,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2017 filed on March 15, 2018 (the “2017 Form 10-K”).

For Mr. Peterson, the amount set forth under the “Stock Awards” column for 2017 reflects the grant date value of the award of 192,307 restricted shares of Revlon Common Stock that the Company granted to Mr. Peterson effective on April 17, 2017 pursuant to his employment agreement, based on the NYSE closing price of $26 per share of Revlon Common Stock on the April 17, 2017 grant date.

(c)	The amounts set forth under the “Non-Equity Incentive Plan Compensation” column reflect the portion of the annual bonus and any LTIP award determined to have been earned in respect of such year, based on the terms of such programs, excluding discretionary amounts. In the case of 2017, this includes the amount earned by the applicable NEO under the 2017 Annual Bonus Program, the 2016 CEO LTIP and the 2017 COO LTIP in respect of 2017, and, for Mr. Pieraccioni only, the 2015 LTIP. Because the minimum level of achievement of the applicable Adjusted EBITDA target established for the 2016 CEO LTIP and 2017 COO LTIP for 2017 was not achieved, Mr. Garcia and Mr. Peterson earned $0 in respect of the portion of their respective LTIP awards attributable to 2017 performance year.

For Mr. Garcia, who ceased employment with the Company in February 2018, the amount shown in this column for 2017 reflects his 2017 target annual bonus of $2,250,000 (i.e., 150% of his annual base salary), multiplied by the 17.5% funding level of the 2017 Annual Bonus Program.

For Mr. Peterson, the amount shown in this column for 2017 reflects his 2017 target annual bonus of $1,125,000 (i.e., 100% of his annual base salary), multiplied by the 17.5% funding level of the 2017 Annual Bonus Program.

For Mr. Figuereo, who ceased employment with the Company in June 2017, the amount shown in this column for 2017 reflect his 2017 target annual bonus of $450,000 (i.e., 75% of his annual base salary), multiplied by the 17.5% funding level of the 2017 Annual Bonus Program and pro-rated for his June 6, 2017 cessation of employment.

For Mr. Pieraccioni, who ceased employment with the Company in October 2017, the amount shown in this column for 2017 reflects the sum of: (i) $141,918, representing his 2017 target annual bonus of $1,000,000, multiplied by the 17.5% funding level of the 2017 Annual Bonus Program and pro-rated for his October 17, 2017 cessation of employment; and (ii) $437,167, representing his $500,000 target 2015 LTIP award, multiplied by its 87.4% funding level, which represents the average annual funding level calculated for the 2015, 2016 and 2017 performance periods.

(d)	For 2017, the amounts shown under “All Other Compensation” column consist of:
Name	Car Allowance	Tax Preparation and Financial Counseling Services	Profit Sharing and Matching Contributions[1]	Supplemental Medical Coverage	Housing Allowance	Other Perquisite[2]	Separation Benefits[3]
Fabian Garcia	$30,000	$10,000	$75,600	$10,506	—	$20,360	—
Christopher Peterson	$20,769	$6,923	$31,465	—	—	—	—
Juan Figuereo	$13,500	$4,500	$25,038	$4,849	—	—	$644,455
Gianni Pieraccioni	$30,000	$5,350	$47,510	$8,890	$208,333	—	$1,463,432

Notes:

[1]	The amounts shown under “Profit Sharing and Matching Contributions” are under the Amended and Restated Revlon Excess Savings Plan (the “Excess Savings Plan”) and the 401(k) Plan.
[2]	For Mr. Garcia, the amount set forth under “Other Perquisite” represents the cost to the Company attributable to providing him with the services of a personal driver.
[3]	For Messrs. Figuereo and Pieraccioni, the amounts set forth under “Separation Benefits” represent the severance payments described under “Employment Agreements and Payments Upon Termination and Change of Control”, except for the 2017 annual bonus payments that were included under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

GRANTS OF PLAN-BASED AWARDS

Non-Equity Compensation Plan Awards

The below grants of plan-based awards made to the 2017 NEOs during 2017 under the Incentive Compensation Plan are stated at threshold, target and maximum levels and do not represent actual amounts paid to the 2017 NEOs under the 2017 Annual Bonus and LTIP programs. See the “Summary Compensation Table,” for actual amounts earned by the 2017 NEOs in respect of 2017.

Possible Payouts Under 2017 Annual Bonus Program & Estimated Future Payouts Under LTIP Programs (in million $)

Name	Award	LTIP Payout Date	Threshold	Target	Maximum
Fabian Garcia(1)(3)	2017 Annual Bonus	March 2018	$0	$1.5 million	$3 million
	2016 CEO LTIP	March 2020	$0	$3 million	$10 million
Chris Peterson(2)(3)	2017 Annual Bonus	March 2018	$753,750	$1.125 million	$2.25 million
	2017 COO LTIP	March 2020	$0	$937,500	$3.125 million
Juan Figuereo(3)	2017 Annual Bonus	March 2018	$0	$450,000	$675,000
Gianni Pieraccioni(3)	2017 Annual Bonus	March 2018	$0	$1 million	$1.5 million
(1)	The 2016 CEO LTIP award, in which only Mr. Garcia participated during 2017 and in which his participation ceased in connection with his termination of employment, was structured as a flat dollar amount that could be earned based upon the degree of the Company’s achievement of its applicable Adjusted EBITDA targets over 3¾ separately-measured performance years, consisting of 2016 (pro-rated based on his hire date), 2017, 2018 and 2019, conditioned on Mr. Garcia achieving at least a target performance rating under the Company’s management review process for each of the performance years, subject to such assessment being reviewed and certified by the Compensation Committee. Under the 2016 CEO LTIP, Mr. Garcia was eligible to receive payment of his 2016 CEO LTIP award in one installment in March 2020, conditioned on Mr. Garcia remaining employed with the Company on the payout date, except as provided otherwise in his employment agreement (see “Employment Agreements and Payments Upon Termination and Change of Control”). The 2016 CEO LTIP award was structured such that, after each of the 2016 CEO LTIP’s 3 3∕4 performance years, the Compensation Committee would certify the extent to which the 2016 CEO LTIP’s Adjusted EBITDA performance target for such year had been achieved, which was then used to determine the annual funding level and payout for that performance year. Pursuant to its terms, an achievement of 90% or less of the 2016 CEO LTIP Adjusted EBITDA performance target would result in Mr. Garcia not being eligible to accrue any amount for the relevant performance year (represented by the “Threshold” column). Target level achievement (i.e., 100%) of the annual 2016 CEO LTIP Adjusted EBITDA target would result in Mr. Garcia being eligible to accrue an annual amount of $3 million (represented by the “Target” column); 150% achievement of the 2016 CEO LTIP Adjusted EBITDA performance target would result in a $4.5 million annual accrual; 267% achievement of the 2016 CEO LTIP Adjusted EBITDA performance target would result in a $8.33 million annual accrual; and 333% achievement of the 2016 CEO LTIP Adjusted EBITDA performance target would result in a maximum $10 million annual accrual for each of the 3 3∕4 separately-measured performance years (represented by the “Maximum” column), in each case with intermediate payouts linearly interpolated. Pursuant to the terms of his employment agreement and separation agreement, Mr. Garcia received in March 2018 a payment of $2,812,500 in respect of the 2016 performance year under the 2016 CEO LTIP and his participation in such program ceased.
(2)	Mr. Peterson currently participates in the 2017 COO LTIP, as provided in his employment agreement. The Company’s performance target under the 2017 COO LTIP is the degree of the Company’s achievement of the Adjusted EBITDA targets over 2 3∕4 separately-measured performance years (i.e., 2017 (pro-rated based on his hire date), 2018 and 2019). After each of the 2017 COO LTIP’s performance years, the Compensation Committee certifies the extent to which the applicable Adjusted EBITDA targets of the 2017 COO LTIP have been achieved, which are then used to determine the annual funding level and payout attributable to and accrued for that performance year. Payments earned under 2017 COO LTIP are eligible to be paid out in March 2020 based on the sum of the separately-measured annual payout accruals. Target level achievement (i.e., 100%) of the 2017 COO LTIP Adjusted EBITDA targets established for 2017 would result in Mr. Peterson being eligible to accrue an annual amount of $937,500; 110% achievement would result in a $1,406,250 annual accrual; 114% achievement would result in a $2,500,000 annual accrual; and

124%-127% achievement would result in a maximum $3,125,000 annual accrual, in each case with intermediate payouts linearly interpolated. All accrual levels for the 2017 performance period were subject to proration in order to reflect Mr. Peterson’s hire date. Based on the Company’s Adjusted EBITDA performance for 2017, no amount accrued under the 2017 COO LTIP.

(3)	See the “Compensation Discussion and Analysis” above for further information on the terms and conditions of the 2017 Annual Bonus, 2016 CEO LTIP and 2017 COO LTIP, as well as amounts actually earned by the NEOs in respect of such programs.

Equity Compensation Plan Awards

The following table shows the Restricted Stock Grants granted to the 2017 NEOs during 2017:

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)(a)	Grant Date NYSE closing price(b)	Grant Date Fair Value of Stock Awards(c)
Fabian Garcia	—	—	—	—
Chris Peterson	April 17, 2017	192,307	$26	$4,999,982
Juan Figuereo	—	—	—	—
Gianni Pieraccioni	—	—	—	—
(a)	Represents the number of restricted stock granted pursuant to the Stock Plan. No dividends are payable on restricted stock awards.
(b)	For Mr. Peterson, the amount set forth under the “NYSE closing price of grant date” column reflects the NYSE closing price per share of Revlon Common Stock on the April 17, 2017 grant date.
(c)	The amount shown in this column reflects the aggregate grant date fair value of restricted stock award determined in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 15, “Stock Compensation Plan,” in the Notes to Consolidated Financial Statements included in Revlon’s 2017 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding restricted shares of Revlon Common Stock held by the 2017 NEOs under the Company’s Stock Plan which had not vested and remained outstanding as of December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fabian Garcia	216,392	4,717,345	—	—
Chris Peterson	192,307	4,192,293	—	—
Juan Figuereo	—	—	—	—
Gianni Pieraccioni	—	—	—	—
(a)	For Mr. Peterson, his restricted shares vest in 5 equal installments, beginning on April 17th of 2018 and the 4 anniversaries thereafter.

Note that pursuant to Mr. Garcia’s Separation Agreement, his 216,392 restricted shares of Revlon Common Stock (which were otherwise scheduled to vest in 4 equal installments of 54,098 restricted shares on April 15th of 2018 through 2021) fully vested in March 2018. After withholding 108,122 shares to cover tax withholding obligations due upon his vesting event, a total of 108,270 shares were issued to Mr. Garcia on March 9, 2018.

Note that pursuant to Messrs. Figuereo’s and Pieraccioni’s Separation Agreements, all of their shares of unvested restricted stock were cancelled and forfeited upon their departure from the Company in June 2017 and October 2017, respectively.

(b)	The market value of the restricted shares is based on the $21.80 per share NYSE closing price of Revlon Common Stock on December 29, 2017 (as December 31, 2017 was a Sunday).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the value of restricted stock held by the 2017 NEOs which vested during 2017, with the value determined by multiplying the number of shares that vested for each NEO during 2017 by the NYSE closing price of Revlon Common Stock on the applicable vesting date. None of the NEOs hold any stock options, nor has the Company ever granted any stock options to them.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Fabian Garcia	—	—	54,097	1,403,817
Chris Peterson	—	—	—	—
Juan Figuereo	—	—	20,576	541,149
Gianni Pieraccioni	—	—	33,513	976,904
(a)	During 2017, 54,097 shares of Mr. Garcia’s restricted stock vested on April 15, 2017. Of this amount, 30,197 shares were withheld by the Company to cover tax withholding obligations; such withheld shares were not sold on the open market and became Company treasury shares.

During 2017, 20,576 shares of Mr. Figuereo’s restricted stock vested on April 12, 2017. Of this amount, 9,472 shares were withheld by the Company to cover tax withholding obligations; such withheld shares were not sold on the open market and became Company treasury shares.

During 2017, 33,513 shares of Mr. Pieraccioni’s restricted stock vested on March 15, 2017. Of this amount, 18,708 shares were withheld by the Company to cover tax withholding obligations; such withheld shares were not sold on the open market and became Company treasury shares.

(b)	The NYSE closing prices of Revlon Common Stock on the vesting dates of March 15, 2017, April 12, 2017 and April 13, 2017 (April 15, 2017 was Saturday) were $29.15, $26.3 and $25.95 per share, respectively.

PENSION BENEFITS

As of December 31, 2017, none of the 2017 NEOs have any pension benefits, as they joined the Company after the Company froze its pension plans covering U.S.-based employees (namely, the Revlon Employees’ Retirement Plan (as amended, the “Retirement Plan”) and the Amended and Restated Revlon Pension Equalization Plan (the “PEP”)) effective as of December 31, 2009.

NON-QUALIFIED DEFERRED COMPENSATION

As noted above, the Company “froze” its U.S. qualified and non-qualified defined benefit retirement plans (i.e., the Retirement Plan and the PEP) to cease future benefit accruals under such plans after December 31, 2009. The Company also amended its qualified and non-qualified savings plans effective January 1, 2010 to enable the Company, on a discretionary basis, to make profit-sharing contributions to the qualified plan and, to the extent eligible compensation exceeds IRS limits, to the Excess Savings Plan, a non-qualified, defined contribution plan. During 2017, these discretionary profit sharing contributions were 3% of eligible compensation.

The Excess Savings Plan provides for substantially the same investment choices as are available in the Company’s qualified 401(k) Plan and does not provide for above-market returns. Payments of participant balances under the Excess Savings Plan commence in accordance with the applicable provisions of the Excess Savings Plan after termination of a participant’s employment and may be paid in either annual installments over a period of no more than 10 years or as a single lump-sum payment, as elected by the participant.

Amounts shown in the table below reflect discretionary Company contributions made under the discretionary employer profit-sharing provisions of the Excess Savings Plan for 2017, as well as total account balances, inclusive of investment returns, as of December 31, 2017.

Name	Executive Contributions in 2017 ($)	Registrant Contributions for 2017 ($)(a)	Aggregate Earnings in 2017 ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/17 ($)(c)
Fabian Garcia	0	59,400	6,659	0	91,412
Chris Peterson	0	15,265	316	0	15,618
Juan Figuereo	0	9,208	1,151	15,559	0
Gianni Pieraccioni	0	32,486	8,206	0	92,902
(a)	These amounts represent discretionary employer contributions credited under the profit-sharing provisions of the Excess Savings Plan in respect of 2017 (including those credited during January 2018 in respect of 2017).

Amounts reported under “Registrant Contributions for 2017” are also included in the amounts shown under the “All Other Compensation” column in the “Summary Compensation Table.”

(b)	Amounts reported under “Aggregate Earnings in 2017” are not reported in the “Summary Compensation Table.”
(c)	These amounts represent actual account balances at year end, which include the portion of the 2017 discretionary employer contributions credited during January 2018. The Company has contributed funds to a rabbi trust equal to the Excess Savings Plan’s liabilities.

Employment Agreements and Payments Upon Termination and Change of Control

I. Employment Agreements

During fiscal year 2017, we maintained employment agreements with all of our 2017 NEOs. As of the date of this Proxy Statement, only the employment agreement with Mr. Peterson remains in effect. Messrs. Figuereo’s and Pieraccioni’s employment agreements terminated during 2017 upon their respective separation from employment during 2017. Mr. Garcia’s employment agreement terminated following the end of 2017 upon his separation from employment. Set forth below are summaries of the employments agreement of Messrs. Garcia and Peterson (copies of which have been previously filed with the SEC).

Fabian Garcia

Mr. Garcia, who commenced employment with the Company on April 15, 2016 (the “Garcia Effective Date”), resigned as the Company’s President and Chief Executive Officer on January 28, 2018 and his employment with the Company ceased on February 28, 2018. Prior to such separation, Mr. Garcia’s employment agreement, which was entered into in March 2016 (“Mr. Garcia’s Employment Agreement”), provided that his annual base salary would be not less than $1,500,000, with a target annual bonus for 2016 of 150% of his base salary, with the possibility of exceeding such amount based upon the over-achievement of the Company’s performance objectives, up to a maximum of 200% of his base salary. Pursuant to Mr. Garcia’s Employment Agreement, the Company paid Mr. Garcia a $2 million sign-on bonus in May 2016. If Mr. Garcia would have resigned without “good reason” or was terminated by the Company for “cause” (as such terms are defined in Mr. Garcia’s Employment Agreement) prior to the second anniversary of the Garcia Effective Date, he would have been required to repay 50% of the after-tax sign-on bonus amount if terminated in the second year.

Pursuant to Mr. Garcia’s Employment Agreement, Mr. Garcia was eligible to earn a long-term incentive award based on certain Adjusted EBITDA targets covering 3¾ annual performance periods, commencing on the Garcia Effective Date and ending on December 31, 2019. His participation in such program ceased pursuant to his separation agreement. See the “Compensation Discussion and Analysis” for additional information about this 2016 CEO LTIP.

During his employment, Mr. Garcia was also eligible to participate in other benefit and perquisites plans generally made available to the Company’s other senior executives at his level, which included, among other things, a $30,000 annual car allowance and a $10,000 annual financial planning and tax preparation allowance.

Mr. Garcia’s Employment Agreement required that he comply with the Company’s confidentiality, non-solicit and non-compete obligations and with the Company’s Code of Conduct and Business Ethics.

See “Payments Upon Termination and Change of Control”, for the termination benefits that Mr. Garcia received in connection with his termination of employment.

Mr. Peterson

Mr. Peterson commenced employment with the Company on April 17, 2017. The initial term of Mr. Peterson’s Employment Agreement is 5 years, subject to automatic annual extensions unless either party provides the other with at least 60 days’ prior notice of non-renewal.

Mr. Peterson’s Employment Agreement provides for an annual base salary of not less than $1,125,000, with a target annual bonus of 100% of his base salary, up to a maximum of 200% of his base salary, with a guaranteed minimum annual bonus for 2017 of $753,750. Mr. Peterson also received a sign-on bonus of $250,000 in April 2017. If Mr. Peterson resigns without “good reason” or is terminated by the Company for “cause” (as such terms are defined in the Mr. Peterson’s Employment Agreement) prior to the second anniversary of his employment, he will be required to repay to the Company 50% of the after-tax amount of the sign-on bonus if terminated in the second year.

Mr. Peterson has the opportunity to earn a long-term incentive award based on certain Adjusted EBITDA targets covering 2 3∕4 annual performance periods, over 2017 through 2019 (with 2017 being 4/1/17-12/31/17), with a target annual award of $1,250,000 payable in March 2020 (the “2017 COO LTIP”). See the “Compensation Discussion and Analysis” above for additional information about Mr. Peterson’s participation in the 2017 COO LTIP and the restricted stock grant provided for under Mr. Peterson’s Employment Agreement.

Mr. Peterson is also eligible to participate in other benefit and perquisites plans generally made available to the Company’s other senior executives, which include, a $30,000 annual car allowance and a $10,000 annual financial planning and tax preparation allowance.

Mr. Peterson’s Employment Agreement requires that he complies with the Company’s confidentiality, non-solicit and non-compete obligations and with the Company’s Code of Conduct and Business Ethics.

If Mr. Peterson’s employment is terminated due to his death or disability, Mr. Peterson will be eligible to receive: (i) his annual bonus with respect to the year prior to the year of termination (if not already paid as of the termination date); (ii) his annual bonus with respect to the year of termination, based on actual performance and pro-rated for the number of days actually worked during such year; and (iii) payment in respect of the 2017 COO LTIP award, based on actual performance and pro-rated for the number of days actually worked during the applicable performance period. Under such circumstances, any unvested restricted stock will vest.

If Mr. Peterson resigns for “good reason” or if the Company terminates Mr. Peterson’s employment without “cause” (but for reasons other than death, disability or non-renewal of Mr. Peterson’s Employment Agreement), Mr. Peterson will receive the payments and benefits described above. In addition, the Company will pay Mr. Peterson severance equal to 2 times the sum of: (i) his annual base salary and (ii) the annual bonus paid to him for the year prior to the year of termination, payable in equal installments over the 24-month period following Mr. Peterson’s termination of employment; provided that payments in the second 12-month period are subject to reduction for any compensation that Mr. Peterson earns as an employee or consultant during that period (with certain exceptions). The Company will also contribute to costs of premiums owed in respect of Mr. Peterson’s continuation of health coverage pursuant to COBRA for the 24-month period following Mr. Peterson’s termination or, if earlier, the date on which Mr. Peterson becomes eligible for coverage under the plans of a subsequent employer or is no longer eligible to receive benefits pursuant to COBRA.

Upon a “change of control,” the term of the Mr. Peterson’s Employment Agreement would be extended for 24 months from the effective date of such change of control (if such extended date would be longer than the expiration of the existing employment term). If during such period Mr. Peterson terminates his employment for “COC good reason” (as defined in his Employment Agreement) or if the Company terminates his employment other than for “cause,” he would receive in a lump sum: (a) 2 times the sum of: (i) his base salary; and (ii) his average gross annual bonus earned over the previous 5 years (or a lesser period based on the period for which Mr. Peterson was employed by the Company); and (b) benefits pursuant to COBRA. Mr. Peterson would also receive the unpaid bonus for the prior year, a pro rata bonus for the year of termination based on actual results, and the 2017 COO LTIP pro-rated for the year of termination based on actual results, as well as vesting of unvested restricted stock. These payments would not be subject to reduction for any compensation that Mr. Peterson earns as an employee or consultant following termination.

Upon any termination of employment, Mr. Peterson will be subject to non-compete restrictions for 1 year following the date of termination (or, if terminated without “cause” or for “good reason” or “COC good reason”, for 2 years following the date of termination); provided that the non-compete shall only apply following the expiration of the employment term if the Company so elects and continues to pay Mr. Peterson his base salary for the applicable 1-year or 2-year restricted period. Mr. Peterson will also be subject to non-solicitation restrictions with respect to employees, customers and vendors during the applicable restricted period. The Company’s obligation to provide the payments and benefits described above are subject to Mr. Peterson’s continued compliance with such non-competition and non-solicitation restrictions during the applicable restricted period.

II. Payments Upon Termination and Change of Control

Mr. Garcia

Under Mr. Garcia’s Employment Agreement, if he was terminated without “cause” or resigned from employment for “good reason” on December 31, 2017, or in the event of any such termination in connection with a “change of control,” as the case may be, the estimated aggregate termination benefits would have been the following:

Termination Without “Cause” or for “Good Reason”	Termination Without “Cause” or for “Good Reason” in connection with a “Change of Control”

Compensation Element	Severance Benefit	Approximate Cost	Severance Benefit	Approximate Cost
(A) Base Salary	2 times annual base salary on December 31, 2017	$3,000,000	2 times the greater of the base salary in effect on the Change of Control effective date or such termination date	$3,000,000
(B) Bonus	2 times an amount equal to the annual bonus earned by him for the year prior to the year of termination	$787,500	2 times the average amount of the gross bonus amounts earned over the 5 calendar years of Revlon employment preceding such termination	$2,981,250
(C) 2017 Annual Bonus	Pro-rated portion of actual bonus earned in respect of year of termination	$393,750	Pro-rated portion of actual bonus earned in respect of year of termination	$393,750

Compensation Element	Severance Benefit	Approximate Cost	Severance Benefit	Approximate Cost
(D) Medical, Vision and Dental Insurance	24 months	$55,488	24 months	$55,488
(E) 2016 CEO LTIP	Payment of accrued LTIP award (pro-rated)	$2,812,500	Payment of accrued LTIP award (pro-rated)	$2,812,500
(F) Restricted Stock	Unvested shares vest in full (based on $21.80 NYSE per share closing price on December 29, 2017)	$4,717,346	Unvested shares vest in full (based on $21.80 NYSE per share closing price on December 29, 2017)	$4,717,346
Total:		$11,766,584	Total:	$13,960,334

Pursuant to Mr. Garcia’s Separation Agreement and as contemplated by his Employment Agreement, Mr. Garcia is entitled to receive the following severance payments: (i) $3,787,500, representing 2 times his base salary and bonus paid for the year prior to termination; (ii) $393,750, representing his actual bonus payment under the 2017 Annual Bonus Program; (iii) $3,312,500, representing his 2016 CEO LTIP and other incentive compensation payments pursuant to his Employment Agreement; (iv) $55,488, representing the cost of 24 months of group medical, dental and vision insurance coverage; and (v) $4,609,150, representing the realized value of his remaining 216,392 restricted shares of Revlon Common Stock, which fully vested on March 9, 2018, based on the $21.30 NYSE per share closing price on such date. Mr. Garcia will also be eligible to receive a pro-rated portion of his 2018 annual bonus, payable to the extent bonuses are payable under the Company’s 2018 annual bonus program.

Mr. Peterson

Under Mr. Peterson’s Employment Agreement, if he was terminated without “cause” or resigned from employment for “good reason” on December 31, 2017, or in the event of any such termination in connection with a “change of control,” as the case may be, the estimated aggregate termination benefits would be the following:

Termination Without “Cause” or for “Good Reason”	Termination Without “Cause” or for “Good Reason” in connection with a “Change of Control”

Compensation Element	Severance Benefit	Approximate Cost	Severance Benefit	Approximate Cost
(A) Base Salary	2 times annual base salary on December 31, 2017	$2,250,000	2 times the greater of the base salary in effect on the Change of Control effective date or such termination date	$2,250,000
(B) Bonus	2 times an amount equal to the annual bonus earned by him for the year prior to the year of termination	$2,250,000	2 times the average amount of the gross bonus amounts earned over the 5 calendar years of Revlon employment preceding such termination	$2,250,000
(C) 2017 Annual Bonus	Actual bonus earned in respect of 2017 (represents only the minimum guaranteed bonus for 2017)	$ 753,750	Actual bonus earned in respect of 2017 (represents only the minimum guaranteed bonus for 2017)	$ 753,750
(D) Medical, Vision and Dental Insurance	24 months	$24,288	24 months	$24,288
(E) 2017 COO LTIP	Payment of accrued LTIP Award (pro-rated)	$0	Payment of accrued LTIP Award (pro-rated)	$0
(F) Restricted Stock	Unvested shares vest in full (based on $21.80 NYSE per share closing price on December 29, 2017)	$4,192,293	Unvested shares vest in full (based on $21.80 NYSE per share closing price on December 29, 2017)	$4,192,293
Total:		$9,470,331	Total:	$9,470,331

Mr. Figuereo

Pursuant to Mr. Figuereo’s Separation Agreement, Mr. Figuereo is entitled to receive the following severance payments:

Without “Cause”

Compensation Element	Severance Benefit	Approximate Cost
(A) Base Salary	12 months, 2 weeks	$623,077
(B) Bonus	Pro-rated; based on 2017 actual results	$32,813
(C) Medical and Dental Insurance	12 months, 2 weeks	$19,818
(D) Life Insurance	12 months, 2 weeks	$1,560
Total:		$677,268

Mr. Pieraccioni

Pursuant to Mr. Pieraccioni’s Separation Agreement, Mr. Pieraccioni is entitled to receive the following severance payments:

Without “Cause”

Compensation Element	Severance Benefit	Approximate Cost
(A) Base Salary	13 months, 2 weeks	$1,265,625
(B) Bonus	Pro-rated; based on 2017 actual results	$141,918
(C) Medical and Dental Insurance	13 months, 2 weeks	$25,481
(D) Housing Allowance	13 months, 2 weeks	$135,417
(E) Car Allowance	13 months, 2 weeks	$33,750
(F) Life Insurance	13 months, 2 weeks	$3,159
Total:		$1,605,350

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Mr. Garcia, the Company’s former Chief Executive Officer, who served in this role during all of 2017. We determined that, as of November 20, 2017, our employee population consisted of approximately 7,778 individuals, 4,165 (53.5%) of which were located outside of the U.S. This population consisted of our full-time, part-time, seasonal and temporary workers and did not include any individuals classified as independent contractors. In accordance with the SEC’s de minimis exemption under Item 402(u) of Regulation S-K, we excluded 345 non-U.S. employees from our total employee population, specifically: 46 employees from Argentina, 8 employees from Belgium, 31 employees from Hong Kong, 51 employees from Japan, 1 employee from Luxembourg, 17 employees from the Netherlands, 44 employees from New Zealand, 4 employees from Norway, 21 employees from Portugal, 46 employees from Russia, 32 employees from Singapore, 38 employees from Sweden and 6 employees from UAE. We elected to exclude these employees, who represented 4.6% of our total estimated employee population as of November 20, 2017, to minimize the complexity and cost of complying with this new disclosure rule. After giving effect to the SEC’s de minimis exemption, we included 7,433 employees in our calculations to identify the Company’s median employee.

To identify the median employee from this employee population (the “Median Employee”), we calculated total annual compensation by calculating each individual’s annual base salary and cash bonus opportunity for the 2017 fiscal year. For hourly employees, base salary was calculated by multiplying each individual’s pay rate by the number of hours worked during 2017. Cash bonus amounts were applied consistently to all individuals at 2017 target levels. We determined that using annual base salary and target bonus level was a reasonable and appropriate compensation measure, because cash-based compensation is distributed widely to our entire employee population. Bonus amounts were calculated at target levels for administrative convenience after determining that using actual cash bonus amounts as opposed to target amounts for 2017 would not have affected our identification of the Median Employee. In identifying the Median Employee, we did not apply any cost of living adjustments. We identified multiple individuals with the same level of total annual compensation at the median, all of whom shared similar compensation characteristics, such that choosing one individual over another would not have reasonably been expected to affect our CEO pay ratio.

Once we identified the Median Employee, we calculated all of the elements of such employee’s compensation for the 2017 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This process resulted in an estimated total annual compensation of $50,803 for the Median Employee. To calculate the total annual compensation of Mr. Garcia, we used the amount reported in the “Total” column of the 2017 Summary Compensation Table included in this proxy statement, which was $2,040,216. Based on Mr. Garcia’s 2017 total annual compensation compared to the total annual compensation of our Median Employee, our estimated pay ratio is 40:1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth as of December 31, 2017, with respect to all equity compensation plans of the Company previously approved and not previously approved by its stockholders: (i) the number of securities to be issued upon the exercise of outstanding options, warrants and rights; (ii) the weighted-average exercise price of such outstanding options, warrants and rights; and (iii) the number of securities remaining available for future issuance under such equity compensation plans, excluding securities reflected in column (a).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Previously Approved by Stockholders: Stock Plan	62,306(1)	N/A(2)	3,415,712(3)
Not Previously Approved by Stockholders:	—	—	—
(1)	The amount shown under column (a) reflects the number of outstanding restricted stock units outstanding as of December 31, 2017. The amount shown under column (a) does not include 862,036 shares of restricted stock that were outstanding as of December 31, 2017, which were not yet vested as of such date and are subject to risk of forfeiture as of such date.
(2)	The restricted stock units described under column (a) have no exercise price.
(3)	As of December 31, 2017, all of these shares remained available for issuance as awards of any kind permissible under the Stock Plan, including awards of restricted stock and restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2017, MacAndrews & Forbes beneficially owned approximately 85% of the outstanding shares of Revlon Common Stock, representing approximately 85% of Revlon’s outstanding shares of voting capital stock. As a result, MacAndrews & Forbes is able to elect Revlon’s entire Board of Directors and control the vote on all matters submitted to a vote of Revlon’s stockholders. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, Chairman of Revlon’s Board of Directors.

Transfer Agreements

In June 1992, the Company and Products Corporation entered into an asset transfer agreement with Revlon Holdings LLC, a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. (“Revlon Holdings”), and which is an affiliate and an indirect wholly-owned subsidiary of MacAndrews & Forbes, and certain of Revlon Holdings’ wholly-owned subsidiaries. The Company and Products Corporation also entered into a real property asset transfer agreement with Revlon Holdings. Pursuant to such agreements, in June 1992, Revlon Holdings transferred certain assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the “Excluded Liabilities”). Certain consumer products lines sold in demonstrator-assisted retailers considered not integral to the Company’s business and that historically had not been profitable and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify the Company and Products Corporation against losses arising from the Excluded Liabilities, and the Company and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities was $0.3 million for 2017. A payable balance of $0.2 million to MacAndrews & Forbes was included within accrued expenses and other in the Company’s Consolidated Balance Sheet as of December 31, 2017 for transactions subject to the Transfer Agreements at December 31, 2017.

Reimbursement Agreements

The Company, Products Corporation and MacAndrews & Forbes Inc. (a wholly-owned subsidiary of MacAndrews & Forbes) have entered into reimbursement agreements (the “Reimbursement Agreements”) pursuant to which: (i) MacAndrews & Forbes is obligated to provide (directly or through its affiliates) certain professional and administrative services, including, without limitation, employees, to the Company, and to purchase services from third party providers, such as insurance, legal, accounting and air transportation services, on behalf of the Company, to the extent requested by Products Corporation; and (ii) Products Corporation is obligated to provide certain professional and administrative services, including, without limitation, employees, to MacAndrews & Forbes and to purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes, to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.

The Company reimburses MacAndrews & Forbes for the allocable costs of the services that MacAndrews & Forbes purchases for or provides to the Company and for the reasonable out-of-pocket expenses that MacAndrews & Forbes incurs in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services that Products Corporation purchases for or provides to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred by Products Corporation in connection with the purchase or provision of such services. Each of the Company, on the one hand, and MacAndrews & Forbes, on the other, has agreed to indemnify the other party for losses arising out of the services provided by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.

The Reimbursement Agreements may be terminated by either party on 90 days’ notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

The Company participates in MacAndrews & Forbes’ directors and officers liability insurance program (the “D&O Insurance Program”), as well as its other insurance coverages, such as property damage, business interruption, liability and other coverages, which cover the Company, as well as MacAndrews & Forbes and its subsidiaries. The limits of coverage for certain of the policies are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes from time to time for their allocable portion of the premiums for such coverage or the Company pays the insurers directly, which premiums the Company believes are more favorable than the premiums that the Company would pay were it to secure stand-alone coverage. Any amounts paid by the Company directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements.

The net activity related to services purchased under the Reimbursement Agreements during 2017 was $3.8 million, which primarily included partial payments made by the Company to MacAndrews & Forbes during the first quarter of 2017 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017 (which insurance coverage was renewed in January 2017 through January 2020). As of December 31, 2017, a payable balance of $0.3 million to MacAndrews & Forbes was included in the Company’s Consolidated Balance Sheet for transactions subject to the Reimbursement Agreements.

Tax Sharing Agreements

As a result of a debt-for-equity exchange transaction completed in March 2004 (the “2004 Revlon Exchange Transactions”), as of March 25, 2004, the Company, Products Corporation and their U.S. subsidiaries were no longer included in the affiliated group of which MacAndrews & Forbes was the common parent (the “MacAndrews & Forbes Group”) for U.S. federal income tax purposes.

Revlon Holdings, the Company, Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Incorporated entered into a tax sharing agreement (as subsequently amended and restated, the “MacAndrews & Forbes Tax Sharing Agreement”), for taxable periods beginning on or after January 1, 1992 through and including March 25, 2004, during which the Company and Products Corporation or a subsidiary of Products Corporation was a member of the MacAndrews & Forbes Group. In these taxable periods, the Company’s and Products Corporation’s federal taxable income and loss were included in such group’s consolidated tax return filed by MacAndrews & Forbes Incorporated. During such period, the Company and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Incorporated or its subsidiaries. The Company and Products Corporation remain liable under the MacAndrews & Forbes Tax Sharing Agreement for all such taxable periods through and including March 25, 2004 for amounts determined to be due as a result of a redetermination arising from an audit or otherwise, equal to the taxes that the Company or Products Corporation would otherwise have had to pay if it were to have filed separate federal, state or local income tax returns for such periods.

MacAndrews & Forbes’ current ownership does not require the Company to file a U.S. federal consolidated tax return with them. However, in certain U.S. states and in certain foreign jurisdictions the Company is required to file consolidated, combined, unitary or similar returns. The liability for these state and local liabilities is also governed by the MacAndrews & Forbes Tax Sharing Agreement. The Company accounts for its tax liabilities in these jurisdictions as if it were a separate filer, and the Company’s tax accounts are presented as if it were a separate filer. During 2017, the Company’s cash tax payments included $2.8 million of payments made to MacAndrews & Forbes in connection with these filings, and the Company’s ending tax liability, which is a component of other current liabilities, included $0.9 million related to future payments to be made to MacAndrews & Forbes in connection with these filings.

Following the closing of the 2004 Revlon Exchange Transactions, the Company became the parent of a new consolidated group for federal income tax purposes and Products Corporation’s federal taxable income and loss are included in such group’s consolidated tax returns. Accordingly, the Company and Products Corporation entered into a tax sharing agreement (the “Revlon Tax Sharing Agreement”) pursuant to which Products Corporation is required to pay to the Company amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as the Company will be required to make payments to the applicable taxing authorities.

There were no federal tax payments or payments in lieu of taxes from the Company to Revlon Holdings pursuant to the MacAndrews & Forbes Tax Sharing Agreement in 2017 with respect to periods covered by the MacAndrews & Forbes Tax Sharing Agreement, and the Company expects that there will not be any such payments in 2018. During 2017, there were no federal tax payments from Products Corporation to the Company pursuant to the Revlon Tax Sharing Agreement with respect to 2017 or 2016. The Company expects that there will be no federal tax payments from Products Corporation to the Company pursuant to the Revlon Tax Sharing Agreement during 2018 with respect to 2017.

Pursuant to the asset transfer agreement referred to above, Products Corporation assumed all tax liabilities of Revlon Holdings other than: (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded the reserves on Revlon Holdings’ books as of January 1, 1992 or were not of the nature reserved for; and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Revlon Holdings.

Registration Rights Agreement

Prior to the consummation of the Company’s initial public equity offering in February 1996, the Company and Revlon Worldwide Corporation (which subsequently merged into REV Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of MacAndrews & Forbes (“REV Holdings”), the then direct parent of the Company) entered into a registration rights agreement (the “Registration Rights Agreement”). In February 2003, MacAndrews & Forbes executed a joinder agreement to the Registration Rights Agreement, pursuant to which REV Holdings, MacAndrews & Forbes and certain transferees of Revlon Common Stock held by REV Holdings (the “Holders”) have the right to require the Company to register under the Securities Act of 1933, as amended, all or part of Revlon Common Stock owned by such Holders, including, without limitation, the shares of Revlon Common Stock purchased by MacAndrews & Forbes in connection with the Company’s 2003 $50 million equity rights offering and the shares of Revlon Common Stock which were issued to REV Holdings upon its conversion of all 3,125,000 shares of its Class B Common Stock in October 2013 (a “Demand Registration”).

In connection with closing the 2004 Revlon Exchange Transactions and pursuant to an Investment Agreement entered into in connection with such transactions (the “2004 Investment Agreement”), MacAndrews & Forbes executed a joinder agreement that provided that MacAndrews & Forbes would also be a Holder under the Registration Rights Agreement and that all shares acquired by MacAndrews & Forbes pursuant to the 2004 Investment Agreement are deemed to be registrable securities under the Registration Rights Agreement. This included all of the shares of Revlon Common Stock acquired by MacAndrews & Forbes in connection with the Company’s March 2006 $110 million rights offering of shares of Revlon Common Stock and related private placement to MacAndrews & Forbes and the Company’s January 2007 $100 million rights offering of shares of Revlon Common Stock and related private placement to MacAndrews & Forbes. Pursuant to the Registration Rights Agreement, in 2009 the Company registered under the Securities Act all 9,336,905 shares of Revlon Common Stock issued to MacAndrews & Forbes in the 2009 Exchange Offer, in which, among other things, the Company issued to MacAndrews & Forbes shares of Revlon Common Stock at a ratio of one share of Revlon Common Stock for each $5.21 of outstanding principal amount of the then-outstanding Senior Subordinated Term Loan that MacAndrews & Forbes contributed to the Company.

The Company may postpone giving effect to a Demand Registration for a period of up to 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or could result in other material adverse consequences to the Company. In addition, the Holders have the right to participate in registrations by Revlon Common Stock (a “Piggyback Registration”). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Revlon Common Stock sold by such Holders.

Other

Certain of Products Corporation’s debt obligations (including: (i) the 7-year $1.8 billion senior secured term loan credit agreement, dated as of September 7, 2016 (the “2016 Term Loan Agreement”); (ii) the 5-year $441.5 million senior secured asset-based revolving credit agreement, dated as of September 7, 2016, as amended (the “2016 Revolving Credit Facility Agreement” and together with the 2016 Term Loan Agreement, the “2016 Credit Agreements”); (iii) the 5.75% Senior Notes Indenture, dated as of February 8, 2013 (as subsequently supplemented); and (iv) the 6.25% Senior Notes Indenture, dated as of August 4, 2016 (as subsequently supplemented)), have been, and may in the future be, supported by, among other things, guarantees from all of Products Corporation’s domestic subsidiaries (subject to certain limited exceptions) and, for the 2016 Credit Agreements, guarantees from the Company and certain of its Canadian and U.K. subsidiaries. These obligations under such guarantees are secured by, among other things, all of the capital stock of Products Corporation, its domestic subsidiaries (subject to certain limited exceptions) and certain of its Canadian subsidiaries, and 66% of the capital stock of Products Corporation’s and its domestic subsidiaries’ other first-tier foreign subsidiaries.

Effective January 28, 2018, the Board of Directors elected Debra Perelman as Chief Operating Officer of the Company, overseeing certain aspects of the Company’s marketing, sales and research & development functions. See Part II, Item 9B, Other Information, in the Company’s 2017 Form 10-K for a description of Ms. Perelman’s employment terms. Ms. Perelman is the daughter of Ronald O. Perelman, the Chairman of the Company’s Board of Directors. Ms. Perelman’s former position as EVP Strategy, Digital Content and New Business Development of the Company, which began in

December 2017, was carried out pursuant to a secondment arrangement between the Company and MacAndrews & Forbes, pursuant to which her compensation and benefits were paid directly by MacAndrews & Forbes and not by the Company, except that the Company was responsible for applicable business and travel expenses incurred by Ms. Perelman.

During 2017, the Company engaged several companies in which MacAndrews & Forbes had a controlling interest to provide the Company with various ordinary course business services. These services included processing approximately $27.5 million of coupon redemptions for the Company’s retail customers for 2017, for which the Company paid fees of approximately $0.2 million in 2017, and other similar advertising, coupon redemption and raw material supply services, for which the Company paid fees aggregating to $0.5 million in 2017. The Company believes that its engagement of each of these affiliates was on arm’s length terms, taking into account each firm’s expertise in its respective field, and that the fees paid were at least as favorable as those available from unaffiliated parties.

Review and Approval of Transactions with Related Persons

The Revlon, Inc. Related Party Transaction Policy (the “RP Policy”) serves as a set of guidelines for the approval of interested transactions with related parties. As of the date of this Proxy Statement, related party transactions are subject to the Audit Committee’s review, approval and/or ratification. The Audit Committee is comprised entirely of independent directors. The RP Policy also pre-approves a series of related party transactions including, among others: (i) certain employment relationships and related compensatory arrangements with executive officers, which are either approved by the Compensation Committee or disclosed in the Company’s annual proxy statement, if so required; (ii) any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; (iii) transactions related to the ownership of Revlon Common Stock where all stockholders are receiving the same or substantially the same pro rata benefit; (iv) competitively-bid transactions; (v) any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; (vi) transactions permitted under Products Corporation’s indentures, credit agreements and other debt instruments (copies of each of which are on file with the SEC); and (vii) transactions described in the Company’s proxy statements or other SEC reports filed with or furnished to the SEC on or before the original adoption of the RP Policy in March 2007. The Chairman of the Audit Committee also has the authority to pre-approve certain related party transactions, which in the aggregate are expected to involve less than $5,000,000 in value; provided that any such transactions are later reviewed and discussed by the Audit Committee.

CODE OF CONDUCT AND BUSINESS ETHICS AND SENIOR FINANCIAL OFFICER CODE OF ETHICS

The Company has a written Code of Conduct and Business Ethics (the “Code of Conduct”) that includes a code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”). Printable copies of the Code of Conduct and the Senior Financial Officer Code of Ethics are available at www.revloninc.com under the heading Investor Relations (Corporate Governance). If the Company changes the Senior Financial Officer Code of Ethics in any material respect or waives any provision of the Code of Conduct for its executive officers or Directors, including waivers of the Senior Financial Officer Code of Ethics for any of its Senior Financial Officers, the Company will provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its corporate website, www.revloninc.com, or by other appropriate means as required or permitted under applicable rules of the SEC. The Company does not currently expect to make any such waivers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders may be required under the Exchange Act to file reports of ownership and changes in ownership with the SEC. The Company makes such SEC filings available on its corporate website, www.revloninc.com, under the heading Investor Relations (SEC Filings). Copies of these reports also must be furnished to the Company by such filers.

Based solely upon a review of copies of such reports furnished to the Company through the date hereof and written representations as to transactions consummated by the Company’s executive officers, directors and 10% stockholders during the year, if any, the Company believes that all Section 16 filing requirements applicable to its executive officers, directors and 10% stockholders were complied with during 2017.

PROPOSAL NO. 2 — RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF KPMG LLP

The Audit Committee of the Board of Directors has selected KPMG LLP to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2018, subject to ratification by the Company’s stockholders.

The Sarbanes-Oxley Act of 2002 and Section 10A of the Exchange Act require the Audit Committee be directly responsible for the appointment, compensation, retention and oversight of the audit work of the Company’s independent registered public accounting firm. While stockholder ratification of the Audit Committee’s selection of KPMG is not required by law, the Company’s By-laws or otherwise, the Board of Directors is submitting the Audit Committee’s selection of KPMG for stockholder ratification to ascertain stockholders’ view on the matter.

KPMG has audited the Company’s consolidated financial statements since 1991. Representatives of KPMG are expected to be present at the 2018 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Audit Committee reviews audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. The Audit Committee has received and discussed with KPMG their annual written report on KPMG’s independence from the Company and its management, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm’s independence. The Audit Committee has satisfied itself that KPMG’s provision of audit and non-audit services to the Company is compatible with KPMG’s independence. Additional information concerning the Audit Committee and its activities with KPMG can be found in the following sections of this Proxy Statement: “Board of Directors and its Committees” and “Audit Committee Report.” Information regarding the aggregate fees billed by KPMG for services rendered to the Company for the fiscal years ended December 31, 2017 and December 31, 2016 can be found below under “Audit Fees.”

Vote Required and Board of Directors’ Recommendation (Proposal No. 2)

The ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018 requires the affirmative vote of the holders of a majority of the total number of votes of Revlon Common Stock present in person or represented by proxy and entitled to vote at the 2018 Annual Meeting.

With respect to Proposal No. 2, your vote may be cast FOR or AGAINST the proposal or you may ABSTAIN. Unless such proxies are revoked, all proxies properly submitted to the Company will be voted in accordance with the instructions given by the person submitting such proxy or, in the absence of such instructions, will be voted FOR the ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018.

In determining whether Proposal No. 2 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against Proposal No. 2. Brokers will have discretionary authority to vote on Proposal No. 2 absent instructions from the beneficial owner of the shares, as this is a “routine” proposal.

MacAndrews & Forbes has informed the Company that it will vote FOR the ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm for 2018. Accordingly, the affirmative vote of MacAndrews & Forbes is sufficient, without the concurring vote of any of the Company’s other stockholders, to approve and adopt Proposal No. 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

AUDIT FEES

The Company’s Board of Directors maintains its Audit Committee in accordance with applicable SEC rules and the NYSE’s listing standards. In accordance with the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the audit work of the Company’s independent auditors for the purpose of preparing and issuing its audit report or performing other audit, review or attest services for the Company. A printable and current copy of the Audit Committee’s charter is currently available at www.revloninc.com under the heading Investor Relations (Corporate Governance). The independent auditors, KPMG, report directly to the Audit Committee and the Audit Committee is directly responsible for, among other things, reviewing in advance, and granting any appropriate pre-approvals of; (a) all auditing services to be provided by the independent auditor; and (b) all non-audit services to be provided by the independent auditor (as permitted by the Exchange Act), and in connection with such services to approve all fees and other terms of engagement, as required by the applicable Exchange Act rules.

The Audit Committee has an Audit Committee Pre-Approval Policy for pre-approving all permissible audit and non-audit services performed by KPMG. During 2017, an electronic printable copy of the 2017 Audit Committee Pre-Approval Policy was available at www.revloninc.com under the heading Investor Relations (Corporate Governance). A copy of the 2018 Audit Committee Pre-Approval Policy is attached to this Proxy Statement as Annex A and an electronic printable copy of such policy is currently available at www.revloninc.com under the heading Investor Relations (Corporate Governance). The Audit Committee also has the authority to approve services to be provided by KPMG at its meetings and by unanimous written consents.

The aggregate fees billed for professional services by KPMG in 2017 and 2016 for these various services for the Company and Products Corporation in the aggregate are set forth in the table, below:

Types of Fees (USD in millions)	2017	2016
Audit Fees	$6.4	$5.2
Audit-Related Fees	$0.1	$0.1
Tax Fees	$0.3	$0.2
All Other Fees	—	—
Total Fees	$6.8	$5.5

In the above table, in accordance with the SEC definitions and rules: (a) “audit fees” are fees the Company paid KPMG for professional services rendered for: (i) the audits of the Company’s and Products Corporation’s annual financial statements; (ii) the effectiveness of the Company’s internal control over financial reporting; and (iii) the review of financial statements included in the Company’s and Products Corporation’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; (b) “audit-related fees” are fees billed by KPMG for assurance and related services that are traditionally performed by the auditor, including services performed by KPMG related to employee benefit plan audits and certain transactions, as well as attestation services not required by statute or regulation; (c) “tax fees” are fees for permissible tax compliance, tax advice and tax planning; and (d) “all other fees” are fees billed by KPMG to the Company for any permissible services not included in the foregoing categories.

All of the services performed by KPMG for the Company during 2017 and 2016 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors is providing this Proxy Statement and other materials to you in connection with the Company’s 2018 Annual Meeting. This Proxy Statement describes the matters proposed to be voted on at the 2018 Annual Meeting, including:
(1)	the election of directors;
(2)	the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018;

and such other business as may properly come before the 2018 Annual Meeting. The approximate date of making these proxy materials available to you is April 27, 2018.

Q.	Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A.	In accordance with SEC rules and regulations, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at our 2018 Annual Meeting, we are making the proxy materials and our 2017 Annual Report available to our stockholders on the Internet. On or about April 27, 2018, we are sending to our stockholders Internet Notice.

The Internet Notice contains instructions on how stockholders may access and review our proxy materials and our 2017 Annual Report on the Internet and vote electronically, as well as instructions on how stockholders can request a paper copy of our proxy materials, including the 2018 Proxy Statement, the 2017 Annual Report and a form of proxy card. Unless you already had a request for paper copies on file with our transfer agent or your broker, you will not receive a printed copy of the proxy materials. Instead, the Internet Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet. If you would like to receive a printed copy of the proxy materials, please follow the instructions in the Internet Notice.

Important Notice Regarding the Availability of Proxy Materials for the June 7, 2018 Annual Stockholders’ Meeting:

Our 2018 Proxy Statement, the Notice of Annual Stockholders’ Meeting and our 2017 Annual Report are available at www.proxyvote.com and at www.revloninc.com. Stockholders may also vote their shares at www.proxyvote.com.

Q.	How can I request paper copies of proxy materials?
A.	You will not receive a printed copy of the proxy materials unless you request them. There is no charge imposed by the Company for paper copies. To request paper copies, stockholders can: (i) go to www.proxyvote.com and follow the instructions; (ii) call 1-800-579-1639; or (iii) send an email to sendmaterial@proxyvote.com. If you request materials by email, send a blank email with your Control Number(s) that are located in the subject line of the Internet Notice. To facilitate timely delivery, please make your paper copy request no later than May 18, 2018.
Q.	When and where is the 2018 Annual Meeting?
A.	The 2018 Annual Meeting will be held at 10:00 a.m., Eastern Time, on Thursday, June 7, 2018, at Revlon’s Research Center at 2121 Route 27, Edison, NJ 08818.
Q.	What is the purpose of the 2018 Annual Meeting?
A.	At the 2018 Annual Meeting, the Company’s stockholders will act upon the following matters set forth in the Notice of Annual Stockholders’ Meeting:
•	the election of the following director nominees to the Company’s Board of Directors to serve until the next annual stockholders’ meeting and until such directors’ successors are elected and shall have been qualified: Ronald O. Perelman, E. Scott Beattie, Alan Bernikow, Kristin Dolan, Robert Kretzman, Ceci Kurzman, Paul Meister, Tamara Mellon, Debra Perelman, Paul Savas, Barry F. Schwartz, Jonathan Schwartz and Cristiana Falcone Sorrell. If any nominee is unable or declines unexpectedly to stand for election as a director at the 2018 Annual Meeting, the Board of Directors may by resolution provide for a lesser number of directors or designate substitute nominees and proxies will be voted for any such substitute nominee;

•	the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018; and
•	the transaction of such other business as may properly come before the 2018 Annual Meeting.
Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:
•	FOR each of the director nominees; and
•	FOR the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018.
Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.	Many holders of Revlon Common Stock hold such shares through a broker or other nominee (i.e., as a beneficial owner), rather than directly in their own name (i.e., as a stockholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•	Stockholder of Record. If your shares are registered in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, as of 5:00 p.m., Eastern Time, on the April 11, 2018 record date, you are considered the stockholder of record with respect to those shares, and the Company is making these proxy materials available, electronically or otherwise, directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the 2018 Annual Meeting. The Company has made available a proxy card or electronic voting that stockholders can use to vote.
•	Beneficial Owner. If your shares are held in a brokerage account or by another nominee as of 5:00 p.m., Eastern Time, on the April 11, 2018 record date, you are considered the beneficial owner of shares held in “street name,” and the Company is making these proxy materials available, electronically or otherwise, to your broker, nominee or trustee. These intermediaries should forward these materials to you.
Q.	How do I vote?
A.	You may vote using one of the following methods:
•	Internet. To vote through the Internet, go to www.proxyvote.com and follow the steps on their secure website. You should have your Internet Notice or your proxy card available, as you will need to reference your assigned Control Number(s). You may vote on the Internet up until 11:59 p.m. Eastern Time on June 6, 2018, which is the day before the June 7, 2018 Annual Meeting. If you vote by the Internet, you do not need to return your proxy card, although you can use it later to change your Internet vote.
•	Telephone. You may vote by telephone by calling the toll-free number on your proxy card up until 11:59 p.m., Eastern Time, on June 6, 2018 and following the pre-recorded instructions. You should have your Internet Notice or your proxy card available when you call, as you will need to reference your assigned Control Number(s). If you vote by telephone, you do not need to return your proxy card, although you can use it later to change your telephone vote.
•	Mail. If you receive paper copies of the proxy materials by mail, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-prepaid envelope provided, or to Vote Processing (Revlon), c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should return your completed proxy card so that Broadridge receives it prior to the closing of the voting polls for the June 7, 2018 Annual Meeting.
•	In Person. You may vote your shares in person by attending the 2018 Annual Meeting and submitting a valid proxy at the meeting. If you are a “registered owner” or “record holder” (i.e., you are listed as a stockholder on the books and records of our transfer agent), you may vote in person by submitting your proxy card or casting a ballot furnished by the Company at the 2018 Annual Meeting prior to the closing of the polls. If you are a “beneficial owner” (i.e., your shares are held by a nominee, such as a bank or broker or in “street name”), you may not vote your shares in person at the 2018 Annual Meeting unless you obtain and present to the Company an original legal proxy from your bank or broker authorizing you to vote the shares. Copies and “Requests for Admission” will not be accepted.

•	Voting, Generally. All shares that have been voted properly by an unrevoked proxy will be voted at the 2018 Annual Meeting in accordance with your instructions. In relation to how your proxy will be voted, see “How will my proxy be voted?” below.

If you are a “beneficial owner” because your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive instructions on how to vote from your bank, broker or other record holder. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker may vote your shares only with respect to Proposal No. 2 (Ratification of the Audit Committee’s selection of the Company’s independent registered public accounting firm), which is considered a “routine” matter, but not with respect to Proposal No. 1 (Election of Directors).

Q.	How are broker non-votes counted?
A.	A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At the 2018 Annual Meeting, only Proposal No. 2 (Ratification of the Audit Committee’s selection of the Company’s independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on Proposal No. 1 (Election of Directors), which is a “non-routine” matter, absent direction from you, and such broker non-votes will have no effect on the approval of this proposal.

Still, as there is at least one “routine” matter up for consideration at the 2018 Annual Meeting, broker non-votes will be counted towards determining whether or not a quorum is present.

Q.	Who can vote?
A.	The only stockholders who are entitled to vote are: (1) stockholders of record of Revlon Common Stock (which is the only outstanding class of the Company’s voting capital stock) at 5:00 p.m., Eastern Time, on April 11, 2018, the record date for the 2018 Annual Meeting; and (2) those who have been granted and present an original, signed, valid legal proxy in appropriate form from a holder of record of Revlon Common Stock as of 5:00 p.m., Eastern Time, on April 11, 2018. Each share of Revlon Common Stock is entitled to one vote.
Q.	How will my proxy be voted?
A.	When properly submitted to us, and not revoked by you, your proxy will be voted in accordance with your instructions. If you sign and return your proxy card without indicating how you would like your shares to be voted, the persons designated by the Company as proxies will vote in accordance with the recommendations of the Board of Directors, as follows: (1) FOR Proposal No. 1 (Election of Directors); and (2) FOR Proposal No. 2 (Ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018).

Although we are not aware of any other matter that will be properly presented at the 2018 Annual Meeting, if any other matter is properly presented, the persons designated by the Company as proxies may vote on such matters in their discretion.

Q.	Can I change or revoke my vote?
A.	Yes. If you are a stockholder of record, you can change or revoke your vote at any time before it is voted at the 2018 Annual Meeting by:
•	executing and delivering a proxy bearing a later date, which must be received by the Company’s Secretary at One New York Plaza, 50th Floor, New York, NY 10004, Attention: Michael T. Sheehan, before the original proxy is voted at the 2018 Annual Meeting;
•	filing a written revocation or written notice of change, as the case may be, which must be received by the Company’s Secretary, before the original proxy is voted at the 2018 Annual Meeting; or
•	attending the 2018 Annual Meeting and voting in person.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee to change or revoke your vote.

To revoke a vote previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

Q.	What if I am a participant in the Revlon 401(k) Plan?
A.	This Proxy Statement is being furnished to you if Revlon Common Stock is allocated to your account within the 401(k) Plan. The trustee of the 401(k) Plan, as the record holder of the Company’s shares held in the 401(k) Plan, will vote the shares allocated to your account under the 401(k) Plan in accordance with your instructions. If the trustee of the 401(k) Plan does not otherwise receive voting instructions for shares allocated to your 401(k) Plan Account, the trustee, in accordance with the 401(k) Plan trust agreement, will vote any such shares in the same proportion as it votes those shares allocated to 401(k) Plan participants’ accounts for which voting instructions were received by the trustee.

401(k) Plan participants must submit their voting instructions to the trustee of our 401(k) Plan in accordance with the instructions included with the proxy card or Internet Notice so that they are received by 11:59 p.m. Eastern Time on May 18, 2018 to allow the trustee time to receive such voting instructions and vote on behalf of participants in the 401(k) Plan. Voting instructions received from 401(k) Plan participants after this deadline, under any method, will not be considered timely and will be voted by the trustee at the 2018 Annual Meeting in the manner described in the previous paragraph.

Q.	Who can attend the 2018 Annual Meeting?
A.	Anyone who was a stockholder of the Company as of 5:00 p.m., Eastern Time, on April 11, 2018, the record date for the 2018 Annual Meeting, and who provides the necessary identification materials referred to earlier in this Proxy Statement may attend the 2018 Annual Meeting. Directions to the location of the 2018 Annual Meeting are available on various Internet travel sites, or you may seek assistance from the Company when pre-registering.

To attend the 2018 Annual Meeting, please follow these instructions:

•	If you were a stockholder of record on the April 11, 2018 record date, check the appropriate box on the proxy card indicating that you plan on attending the 2018 Annual Meeting. If you vote on the Internet, please indicate that you will attend the 2018 Annual Meeting when prompted during the voting process. Please present at the 2018 Annual Meeting a government-issued form of picture identification, such as a driver’s license or passport.
•	To be admitted to the 2018 Annual Meeting if you are a beneficial owner whose shares are held in a brokerage account or by another nominee, please present at the 2018 Annual Meeting a government-issued form of picture identification, such as a driver’s license or passport, as well as original proof of your ownership of shares of Revlon Common Stock as of 5:00 p.m., Eastern Time, on the April 11, 2018 record date. As noted, you will need to present original evidence of your stock ownership, such as an original of a legal proxy from your bank or broker or your brokerage account statement, demonstrating that you held shares of Revlon Common Stock in your account as of 5:00 p.m., Eastern Time, on the April 11, 2018 record date. “Requests for Admission” will not be accepted. If you did not already return it to your bank or broker, you must also present an original voting instruction form issued by your bank or broker, demonstrating that you held shares of Revlon Common Stock in your account as of 5:00 p.m., Eastern Time, on the April 11, 2018 record date.

In order to ensure the safety and security of our meeting attendees, packages and bags may be inspected and may have to be checked and, in some cases, may not be permitted. We thank you in advance for your cooperation with these security measures.

Q.	Should I pre-register for the 2018 Annual Meeting?
A.	In order to expedite the admission registration process required for you to enter the 2018 Annual Meeting, we encourage stockholders to pre-register by phone. Stockholders should pre-register by calling Emma Sveen, Legal Assistant, at (212) 527-4986, Monday through Friday from 9:00 a.m. through 5:00 p.m., Eastern Time, up until 10:00 a.m., Eastern Time, on Thursday, June 6, 2018 (the day prior to the 2018 Annual Meeting).

Stockholders pre-registering by phone will be admitted to the 2018 Annual Meeting by presenting a government-issued picture identification and, if your shares are held in a brokerage account or by another nominee, original evidence of your ownership of shares of Revlon Common Stock as of the April 11, 2018 record date.

Q.	Can I bring a guest to the 2018 Annual Meeting?
A.	Yes. If you plan to bring a guest to the 2018 Annual Meeting, please provide us with advance notice of that pursuant to the pre-registration procedures noted above. When you go through the registration area at the 2018 Annual Meeting, please be sure your guest is with you. Guests must also present a government-issued picture identification to gain access to the 2018 Annual Meeting. We reserve the right to limit guest attendance due to space limitations.
Q.	Can I still attend the 2018 Annual Meeting if I have previously voted or returned my proxy?
A.	Yes. Attending the 2018 Annual Meeting does not revoke a previously submitted valid proxy. See, “Can I Change or Revoke My Vote?” above.
Q.	What shares are covered by my proxy card or electronic voting form?
A.	The shares covered by your proxy card or electronic voting form represent all of the shares of Revlon Common Stock that you own in the account referenced on the proxy card. Any shares that may be held for your account by the 401(k) Plan or another account will be represented on a separate proxy card and/or by a separate Control Number.
Q.	What does it mean if I get more than one proxy card?
A.	It means you have multiple accounts at our transfer agent and/or with banks or stockbrokers. Please vote all of your shares.

Distribution of Proxy Materials; Costs of Distribution and Solicitation; Interest of Certain Persons in Matters to Be Acted Upon

The accompanying form of proxy is being solicited on behalf of the Company’s Board of Directors. The Company will bear all costs in connection with preparing, assembling and furnishing this Proxy Statement and related materials. Such costs include reimbursing banks, brokerage houses and other custodians, nominees, agents and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. The Company engaged Broadridge to assist it in distributing and hosting on the Internet proxy materials and providing Internet and telephone voting for the 2018 Annual Meeting. The estimated fee for Broadridge’s services is approximately $10,500, plus out-of-pocket expenses, such as postage.

The Company’s NEOs receive compensation, including base salary, annual bonuses, LTIPs, restricted stock and other fringe benefits, as described under the “Compensation Discussion and Analysis” and “Executive Compensation” portions of this 2018 Proxy Statement.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of our Internet Notice or proxy materials may have been sent to multiple stockholders in your household, if any. We will promptly deliver a separate copy of our Internet Notice or the 2018 proxy materials to you if you write us at the following address: Revlon, Inc., Investor Relations Department, One New York Plaza, New York, NY 10004; or our proxy distributor at the following address: Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you want to receive separate copies of the stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address. In the interest of reducing costs and promoting environmental responsibility, we encourage our stockholders to review electronic versions of our proxy materials, via the Internet.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary, at Revlon, Inc., One New York Plaza, 50th Floor, New York, NY 10004, attention: Michael T. Sheehan, no later than December 28, 2018 (provided, however, if the date of the 2019 annual stockholders’ meeting is changed by more than 30 days from the date of the 2018 Annual Meeting, then the Company will inform stockholders of a new deadline, which shall be a reasonable time before the Company begins to print and send its proxy materials). The Company’s By-laws require that stockholder proposals made outside of Rule 14a-8 (i.e., proposals that are not to be included in the proxy statement, but to be otherwise considered at the annual stockholders’ meeting) must comply with the requirements of Article II, Section 3 of the Company’s By-laws and must be received by the Company’s Secretary by no earlier than March 2, 2019 and by no later than April 1, 2019 (provided, however, that if the 2019 annual stockholders’ meeting is called for a date that is not within 30 days before or after the 1-year anniversary of the 2018 Annual Meeting date, the stockholder’s notice, in order to be timely, must be received by the Company’s Secretary not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the 2019 annual stockholders’ meeting is mailed or such public disclosure of the date of the 2019 annual stockholders’ meeting is made).

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our stockholders voting through the Internet or telephone should understand that there may be costs associated with such voting methods, such as usage charges from Internet access providers or telephone companies, which must be borne by the stockholder. To vote by telephone if you are a stockholder of record of our voting capital stock as of the Record Date, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote by telephone if you are a beneficial owner of our voting capital stock as of the Record Date (i.e., your shares are held in a brokerage account or by another nominee), call the toll free number listed on your voting instruction form or follow the instructions provided by your broker. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secure website. In either case, you should have your Control Number(s) listed on your Internet Notice or proxy available for voting.

ADDITIONAL INFORMATION

The Company will provide stockholders with a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 15, 2018, including financial statements and financial statement schedules, without charge, upon written request to the Company’s Secretary, at Revlon, Inc., One New York Plaza, 50th Floor, New York, NY 10004, attention: Michael T. Sheehan (or via email to michael.sheehan@revlon.com). To ensure timely delivery of such documents prior to the 2018 Annual Meeting, any request should be sent to the Company promptly.

For your convenience, please note that current electronic printable copies of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as a copy of our Internet Notice and this Proxy Statement, are available on the Company’s website at www.revloninc.com under the heading SEC Filings, as well as the SEC’s website at www.sec.gov through the Filings and Forms (EDGAR) pages. In addition, electronic printable copies of the Corporate Governance Guidelines, Board Guidelines for Assessing Director Independence, Code of Conduct and Business Ethics, Audit Committee Pre-Approval Policy and the current charters of the Audit Committee and Compensation Committee are available at www.revloninc.com under the heading Corporate Governance. Any person wishing to receive an electronic copy of the Company’s 2017 Form 10-K, without charge, may send an email making such a request and including a return email address to michael.sheehan@revlon.com (note that the Company’s ability to respond may be subject to file size limitations imposed by Internet service providers and e-mail services).

OTHER BUSINESS

Management does not intend to present any other items of business at the 2018 Annual Meeting and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the 2018 Annual Meeting. However, if any other matters properly come before the 2018 Annual Meeting, the persons designated by the Company as proxies may vote the shares of Revlon Common Stock that they represent in their discretion.

By Order of the Board of Directors

Michael T. Sheehan
Senior Vice President, Deputy General Counsel & Secretary
New York, New York
April 27, 2018

ANNEX A

REVLON, INC.
2018 AUDIT COMMITTEE PRE-APPROVAL POLICY

I.	STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor, KPMG LLP (“KPMG LLP” or the “independent auditor”), in order to assure that KPMG LLP’s provision of such services does not impair its independence. Unless a type of service to be provided by the independent auditor is within the pre-approved services and dollar limits set forth in the appendices attached to this Policy, the provision of such service by the independent auditor will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit Services, Audit-Related Services, Tax Services and All Other Services that have the general pre-approval of the Audit Committee for 2018, as well as the applicable dollar limits for the particular services. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.	DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members for Audit-Related, Tax Services or All Other Services (each as defined below) to be provided by the independent auditor (but excluding Annual Audit Services referred to in Section III below and prohibited services referred to in Section VII below). Specifically, the Chairman of the Audit Committee may approve services which are not Annual Audit Services referred to in Section III below or prohibited services referred to in Section VII below if the fees as to any applicable project will not exceed $35,000, provided that the independent auditor complies with any applicable rules or requirements of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at least quarterly on the services provided by KPMG LLP and the approximate fees paid or payable to KPMG LLP for such services during the preceding quarter, including a report on any services pre-approved during such quarter by the Chairman of the Audit Committee pursuant to this Section II.

III.	AUDIT SERVICES

The terms and fees of the annual Audit Services engagement, including, without limitation, the independent auditor’s services in connection with the audit of the Company’s annual financial statements and internal control over financial reporting and the independent auditor’s review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are subject to the specific pre-approval of the Audit Committee. Any changes in terms, conditions and fees resulting from changes in audit scope or other matters, if necessary, are also subject to Audit Committee approval.

In addition to the foregoing annual Audit Services engagement, the Audit Committee may grant pre-approval for other Audit Services, which are those services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The Audit Committee has pre-approved the other Audit Services listed in Appendix A, provided that such services do not exceed the pre-approved fees set forth on Appendix A. All other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.	AUDIT-RELATED SERVICES

Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, and in each case which are not covered by the Audit Services described in Section III. Such services could include, among other things, employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services and internal control reviews that are not required by statute and regulation and consultations concerning financial accounting and reporting standards. The Audit Committee believes that the provision of Audit-Related Services does not impair the auditor’s independence, and has pre-approved the Audit-Related Services listed in Appendix B, provided that such services do not exceed the pre-approved fees set forth on Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above. As to all non-audit internal control services to be provided to the Company, the

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independent auditor must: (1) describe in writing to the Audit Committee the scope of the proposed non-audit internal control service; (2) discuss with the Audit Committee any potential effects on the independent auditor’s independence that could be caused by the independent auditor’s performance of the proposed non-audit internal control service; and (3) document the substance of such discussions with the Audit Committee.

V.	TAX SERVICES

The Audit Committee believes that the independent auditor can provide certain Tax Services to the Company, such as: (i) tax compliance (e.g., preparing original and amended state and federal corporate tax returns, planning for estimated tax payments and preparation of tax return extensions); (ii) tax advice; and (iii) tax planning, without impairing the auditor’s independence. Tax advice and tax planning could include, without limitation, assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans and request for rulings or technical advice from taxing authorities. However, the Audit Committee will not permit the retention of the independent auditor (or any affiliate of the independent auditor) in connection with the provision of any prohibited tax service listed in Exhibit 1 to the Company or its affiliates, as the PCAOB has determined that such prohibited tax services would impair the independent auditor’s independence.

The Audit Committee has pre-approved the Tax Services listed in Appendix C, provided that such services do not exceed the pre-approved fees set forth on Appendix C. All other Tax Services for the Company not listed in Appendix C must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above, provided that the independent auditor complies with any applicable rules and the following requirements to document the applicable Tax Services to the Audit Committee and to discuss such services with the Audit Committee.

As to all Tax Services for the Company, the independent auditor must: (1) describe in writing to the Audit Committee the scope of the proposed Tax Service, the proposed fee structure for the engagement and any agreement between the independent auditor and the Company and its affiliates relating to the proposed Tax Service; (2) describe in writing to the Audit Committee any compensation arrangement or other agreement, such as a referral agreement, a referral fee or fee-sharing arrangement, between the independent auditor or any of its affiliates and any person (other than the Company and its affiliates) with respect to the promoting, marketing or recommending of any transaction covered by the Tax Service; (3) discuss with the Audit Committee any potential effects of the proposed Tax Services on the independent auditor’s independence; and (4) document the substance of such discussions with the Audit Committee.

VI.	ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the auditor’s independence, provided such All Other Services may not include Audit Services referred to in Section III above or prohibited services referred to in Section VII below. The Audit Committee has pre-approved the All Other Services listed in Appendix D, provided that such services do not exceed the pre-approved fees set forth on Appendix D. Permissible All Other Services other than those listed in Appendix D must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation of authority under Section II above.

VII.	PROHIBITED SERVICES

The Company will not retain its independent auditors for any services that are “prohibited services” as defined by applicable statutes or regulations, as may be in effect from time to time, including, without limitation, those services prohibited by Section 201(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s or the PCAOB’s rules and regulations and such other rules and regulations as may be promulgated thereunder from time to time. Attached to this policy as Exhibit 1 is a list of the SEC’s and PCAOB’s prohibited non-audit services, including prohibited tax services.

VIII.	PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any services proposed to be provided by the independent auditors during a fiscal year exceeding these levels will require specific pre-approval by the Audit Committee.

IX.	PROCEDURES

Requests or applications to provide services that require specific approval by the Audit Committee may be submitted to the Audit Committee by the independent auditor and any of the Company’s Chief Financial Officer, Chief Accounting Officer and Corporate Controller or General Counsel.

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Appendix A to Annex A

Pre-Approved Audit Services for Fiscal Year 2018

Dated:   November 2, 2017

Service		Total Pre-Approved Annual Fees for Pre- Approved Audit Services: $250,000
1.	Statutory audits or financial audits for subsidiaries of the Company
2.
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

3.
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies

Appendix A

Appendix B to Annex A

Pre-Approved Audit-Related Services for Fiscal Year 2018*

Dated:   November 2, 2017

Service		Total Pre-Approved Annual Fees for Pre- Approved Audit- Related Services: $200,000
1.	Due diligence services pertaining to potential business acquisitions/dispositions
2.	Financial statement audits of employee benefit plans
3.	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
4.	Attest services and internal control reviews not required by statute or regulation
5.	Audit work in connection with liquidations and contract terminations; legal entity dissolution/restructuring assistance; and inventory audits

* The foregoing pre-approval of non-audit internal control services identified on this Appendix B is subject in all cases to compliance with Section IV of this Pre-Approval Policy, including without limitation, compliance with applicable rules to document the services to the Audit Committee and to discuss such services with the Audit Committee.

Appendix B

Appendix C to Annex A

Pre-Approved Tax Services for Fiscal Year 2018*

Dated:   November 2, 2017

Service		Total Pre-Approved Annual Fees for Pre- Approved Tax Services: $675,000
1.	U.S. federal, state and local tax compliance, including, without limitation, review of income, franchise and other tax returns
2.	International tax compliance, including, without limitation, review of income, franchise and other tax returns
3.	U.S. federal, state and local tax advice, including, without limitation, general tax advisory services
4.	International tax advice, including, without limitation, intercompany pricing and advanced pricing agreement services, general tax advisory services and tax audits and appeals services

* The foregoing pre-approval of Tax Services identified on this Appendix C is subject in all cases to compliance with Section V of this Pre-Approval Policy, including without limitation, compliance with applicable rules to document the services to the Audit Committee and to discuss such services with the Audit Committee.

Appendix C

Appendix D to Annex A

Pre-Approved All Other Services for Fiscal Year 2018

Dated:   November 2, 2017

Service	Total Pre-Approved Annual Fees for Pre- Approved All Other Services: $35,000 per project
All Other Services approved by the Chairman of the Audit Committee pursuant to Section II of this policy, provided that the independent auditor complies with any applicable rules and requirements of this Policy to document the services to the Audit Committee and to discuss such services with the Audit Committee (and in each case excluding Audit Services described in Section III and prohibited services described in Section VII).

Appendix D

Exhibit 1 to Annex A

I.	PROHIBITED NON-AUDIT SERVICES
■	Bookkeeping or other services related to the accounting records or financial statements of the audit client
■	Financial information systems design and implementation*
■	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*
■	Actuarial services*
■	Internal audit outsourcing services*
■	Management functions
■	Human resources
■	Broker-dealer, investment adviser or investment banking services
■	Legal services
■	Expert services unrelated to the audit

Each of these prohibited services is subject to applicable exceptions under the SEC’s rules.

*Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

II.	PROHIBITED TAX SERVICES

The PCAOB has determined the following services to be “Prohibited Tax Services” for the independent auditor (including any affiliate of the independent auditor, as defined in PCAOB Rule 3501(a)(i)):

♦     any service or product by the independent auditor or any of its affiliates for the Company and its affiliates for a contingent fee or a commission, including any fee established for the sale of a product or the performance of any service pursuant to an arrangement in which no fee would be payable unless a specified finding or result is attained or the amount of the fee is otherwise dependent on the finding or result of such product or service, taking into account any rights to reimbursements, refunds or other repayments that could modify the amount received in a manner that make it contingent on a finding or result (excluding fees where the amount is fixed by courts or other public authorities and is not dependent on a finding or result), or the independent auditor or any of its affiliates receives, directly or indirectly, a contingent fee or commission;

♦     non-audit services by the independent auditor or any of its affiliates for the Company and its affiliates related to marketing, planning or opining in favor of the tax treatment of a “confidential transaction” as defined under PCAOB Rule 3501(c)(i) or an “aggressive tax position transaction” (including, without limitation, any transaction that is a “listed transaction” under applicable U.S. Treasury regulations) that was (i) initially recommended, directly or indirectly, by the independent auditor or another tax advisor with which the independent auditor has a formal agreement or other arrangement related to the promotion of such transactions, and (ii) a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws; and

♦     tax services by the independent auditor or any of its affiliates for persons that serve in a financial reporting oversight role at the Company or its affiliates, including any employee who is in a position to, or does, exercise influence over the contents of the Company’s financial statements or any employee who prepares the financial statements, including, without limitation, the Company’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer or any equivalent position, including for any immediate family member of such employees (being such employee’s spouse, spousal equivalent and dependents), but excluding tax services for: (i) any person who serves in a financial reporting oversight role for the Company or its affiliates solely because such person serves as a member of the Board of Directors, the Audit Committee, any other Board committee or similar management or governing body of the Company or its affiliates (in each case who do not otherwise occupy an employment position in a financial oversight role); (ii) any person serving in a financial reporting oversight role at the Company or its affiliates only because of such person’s relationship to an affiliate of the Company if such affiliate’s financial statements (1) are not material to the Company’s consolidated financial statements or (2) are audited by an auditor other than the Company’s independent auditor or its associated persons; and (iii) employees who were not in a financial reporting oversight role for the Company or its affiliates before a hiring, promotion or other change in employment event and the tax services were provided by the independent auditor or any of its affiliates to such person pursuant to an engagement in process before the hiring, promotion or other change in employment event, provided that such tax services are completed on or before 180 days after the hiring or promotion event.

Last reviewed and updated as of November 2, 2017.

Revlon, Inc. Attention: Investor Relations One New York Plaza New York, NY 10004 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/06/2018 for shares held directly and by 11:59 P.M. ET on 06/04/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/06/2018 for shares held directly and by 11:59 P.M. ET on 06/04/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 0 0 0 01 Ronald O. Perelman 02 E. Scott Beattie 03 Alan Bernikow 04 Kristin Dolan 05 Robert Kretzman 06 Ceci Kurzman 07 Paul Meister 08 Tamara Mellon 09 Debra Perelman 10 Paul Savas 11 Barry F. Schwartz 12 Jonathan Schwartz 13 Cristiana F. Sorrell The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Proposal to ratify the Audit Committee's selection of KPMG LLP as the Company's independent registered public accounting firm for 2018. NOTE: Proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Stockholders' Meeting or any postponement or adjournment thereof. 0 0 0 For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF REVLON, INC. To be held on June 7, 2018 at 10:00 a.m. Eastern Daylight Time (EDT) at the Revlon Research Center, 2121 Route 27, Edison, NJ 08818 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com REVLON, INC. Proxy for June 7, 2018 Annual Stockholders' Meeting CLASS A COMMON STOCK - Proxy for June 7, 2018 Annual Stockholders' Meeting The undersigned hereby appoints Michael T. Sheehan, Esq. and Yossi Almani, Esq. as proxies, each with the full power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this card, all shares of Class A Common Stock of Revlon, Inc. held of record by the undersigned at the close of business on April 11, 2018, at the Annual Stockholders' Meeting to be held at 10:00 A.M. Eastern Daylight Time (EDT) on June 7, 2018 or any postponement or adjournment thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY (IF OTHERWISE VALIDLY SUBMITTED) WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL, AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side